Exhibit 2.1

Execution Copy

CONFIDENTIAL

BUSINESS COMBINATION AGREEMENT

Dated as of
September 12, 2023

by and among

AgileAlgo Holdings Ltd., a British Virgin Islands company, as the Company,

Inception Growth Acquisition Limited, a Delaware corporation, as the Parent,

IGTA Merger Sub Limited, a British Virgin Islands company, as the Purchaser,

and

the shareholders of the Company named herein, as the Sellers

i

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LIST OF EXHIBITS

A.	Form of Joinder Agreement
B.	Form of Shareholder Support Agreement
C.	Sponsor Support Agreement
D.	Form of Lock-Up Agreement
E.	Form of Amended Registration Rights Agreement

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (the “Agreement”), dated as of September 12, 2023, by and among (i) AgileAlgo Holdings Ltd., a British Virgin Islands business company (the “Company”), (ii) Inception Growth Acquisition Limited, a Delaware corporation (the “Parent”), (iii) IGTA Merger Sub Limited, a British Virgin Islands business company and a wholly-owned subsidiary of the Parent (“Purchaser”), (iv) each of the holders of the Company’s outstanding shares that are named on Annex I hereto and that have executed and delivered a copy of this Agreement as of the date hereof, each of which is a Company Insider (as defined below) (collectively, the “Signing Sellers”), and (v) each of the other holders of the Company’s outstanding shares that, after the effective date of the Registration Statement (as defined below), shall execute and deliver to the Parent, Purchaser and the Company a joinder agreement in substantially the form attached as Exhibit A hereto (each, a “Joinder Agreement”) to become party to this Agreement which Joinder Agreement shall be accepted in writing and executed and delivered by the Parent, Purchaser and the Company, and which Joinder Agreement shall contain an acknowledgement by such holder of Ordinary Shares that it has received the Proxy Statement (as defined below) prospectus (collectively, the “Joining Sellers” and, together with the Signing Sellers, the “Sellers”).

W I T N E S E T H:

A. The Company is a British Virgin Islands holding business company that owns and operates its business through its wholly-owned subsidiary AgileAlgo Pte. Ltd., a Singapore company (“AgileAlgo”), and AgileAlgo’s subsidiaries, of making enterprise-grade natural language code generator for machine-learning and data management platforms (as conducted by the Company and its Subsidiaries, the “Business”).

B. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

C. Purchaser is a newly formed British Virgin Islands business company and a wholly-owned Subsidiary of Parent that was formed for the sole purpose of, prior to the Closing (as defined below), merging with the Parent pursuant to Section 174 of the BVI Business Companies Act (as amended, the “BVI Act”) and Section 252 of the Delaware General Corporation Law (the “DGCL”), where Purchaser will be the surviving entity as a British Virgin Islands company (the “Redomestication Merger”).

D. Immediately following the Redomestication Merger (including after the completion of the Name Change (as defined below) and the adoption of the Amended Purchaser Organizational Documents (as defined below)), the parties hereto desire that Purchaser shall acquire all of the issued and outstanding Ordinary Shares (as defined below) held by the Sellers in exchange for ordinary shares of Purchaser, upon the terms and subject to the conditions set forth herein and in accordance with the applicable laws of the British Virgin Islands, making the Company a subsidiary of Purchaser (the “Share Exchange”).

E. In connection with the execution of this Agreement, the Signing Sellers are each entering into a shareholder support agreement with Parent, the Purchaser and the Company in the form attached as Exhibit B hereto ( the “Shareholder Support Agreement”), pursuant to which, among other things, the Signing Shareholders have agreed to approve as a shareholder of the Company, following the effectiveness of the Registration Statement, this Agreement and the Additional Agreements to which the Company is a party or bound, the transactions contemplated hereby and thereby and the performance by the Company of its obligations hereunder and thereunder, on the terms and subject to the conditions set forth in such Shareholder Support Agreement.

F. In connection with the execution of this Agreement, the Sponsor (as defined below) and certain of the Sponsor’s Affiliates and officers and directors of the Parent (collectively, the “Insiders”) are entering into a shareholder support agreement with Parent, the Purchaser and the Company, a copy of which is attached as Exhibit C hereto ( the “Sponsor Support Agreement”), pursuant to which, among other things, such Insiders agreed to vote their Parent Common Stock in favor of the Parent Stockholder Approval Matters (including the approval as a shareholder of the Parent this Agreement and the Additional Agreements to which the Parent is a party or bound, the transactions contemplated hereby and thereby and the performance by the Parent of its obligations hereunder and thereunder), on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

F. At the Closing: (i) Purchaser and each Shareholder who will own five percent (5%) or more of the issued and outstanding Purchaser Ordinary Shares as of immediately after the Closing (the “Significant Shareholders”) will enter into a lock-up agreement, substantially in the form attached hereto as Exhibit D (each, a “Lock-Up Agreement”), which will, among other things, provide for a 180-day lock-up period after the Closing with respect to the Purchaser Ordinary Shares owned by such Shareholder, and which Lock-Up Agreement shall be effective as of the Closing; and (ii) the Purchaser, the Parent, the Significant Shareholders, the Sponsor and the other Holders under the Registration Rights Agreement (as defined below) will enter into an Amended and Restated Registration Rights Agreement, substantially in the form attached as Exhibit E hereto (the “Amended Registration Rights Agreement”), which will, among other matters, (A) add the Purchaser to the Registration Rights Agreement as the successor to the Parent and (B) provide the Significant Shareholders with registration rights substantially equivalent to the registration rights provided to the Sponsor under the Registration Rights Agreement.

G. The boards of directors (or equivalent governing bodies) of the Parent, the Purchaser and the Company each (a) have determined that the transactions contemplated by this Agreement and the Additional Agreements are fair, advisable and in the best interests of their respective companies and shareholders, and (b) have approved this Agreement and the Additional Agreements to which such entity is a party or bound, the transactions contemplated hereby and thereby and the performance by such entity of its obligations hereunder and thereunder, upon the terms and subject to the conditions set forth herein.

H. For U.S. federal income tax purposes, the parties intend, and the Company acknowledges, that the Redomestication Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and the Boards of Directors of Parent and Purchaser have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

Article I
DEFINITIONS

The following terms, as used herein, have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Action” means any legal action, suit, claim, investigation, hearing, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), including any audit, claim or assessment for Taxes or otherwise, in each case by or before an Authority.

“Additional Agreements” means each agreement, instrument or document attached hereto as an Exhibit, including the Joinder Agreement, the Shareholder Support Agreement, the Sponsor Support Agreement, the Lock-up Agreements and the Amended Registration Rights Agreement, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (i) with respect to all periods prior to the Closing, the Sponsor is an affiliate of the Parent (and after the Redomestication Merger, the Purchaser), and (ii) with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

“Antitrust Laws” means any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade including to the extent applicable, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Authority” means any governmental, regulatory, quasi-governmental or administrative body, agency, department or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public or industry regulatory authority, whether international, national, Federal, state, or local, including any supervisory authority or other enforcement agency with respect to Information Privacy and Security Laws.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, business or transactions are otherwise reflected, other than stock books and minute books.

“Business Combination” means Parent’s initial “Business Combination”, as such term is defined in Parent’s Amended and Restated Certificate of Incorporation, as amended (and which will include the Share Exchange).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Singapore are authorized to close for business; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Closing Price Per Share” means $10.00 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Valuation” means, in consideration for 100% of the issued and outstanding Company Shares, an amount equal to the sum of (i) One Hundred Forty Million U.S. Dollars ($140,000,000), plus (ii) Twenty Million U.S. Dollars ($20,000,000), which represent the Earnout Shares, for an aggregate total of One Hundred Sixty Million U.S. Dollars ($160,000,000).

“Company Group” means the Company and its Subsidiaries, collectively.

“Company Insider” means a holder of Company Shares who (i) is a director or executive officer of the Company or (ii) owns in the aggregate at least five percent (5%) of the issued and outstanding share capital of the Company.

“Company Material Adverse Effect” means a material adverse change or a material adverse effect on (a) the assets, liabilities, financial condition, business or operations of the Company Group, taken as a whole, or (b) the ability of the Company Group or any Seller on a timely basis to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that “Company Material Adverse Effect” shall not include or take into account any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, or currency exchange rates, monetary policy or fiscal policy; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19, or the continuation or worsening thereof; (v) any action contemplated by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of a Purchaser Party; (vi) any matter of which Parent is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company Group; (ix) any natural or man-made disaster or acts of God, or the conditioning or worsening thereof; or (x) any failure by the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded if not otherwise falling within any of clauses (i) though (ix) above.

“Company Privacy Policy” means each external or internal privacy policy or privacy notice of the Company or its Subsidiary, including any policy or notice relating to (a) the privacy, User Data or Personal Data of users of its website, service or any mobile applications; (b) the collection, storage, processing, disclosure, and transfer of any User Data or Personal Data; and (c) any employee or personnel information.

“Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Shares.

“Company Shares” means the ordinary shares, no par value, of the Company.

“Contracts” means all contracts, agreements, leases (including Real Property leases, equipment leases, car leases and capital leases), licenses, sublicenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiaries is a party or by which any of their respective assets are bound or under which the Company and/or any of its Subsidiaries have any express right or obligation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“Creditors’ Rights” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law).

“Data Breach” means any accidental or unauthorized access, acquisition, use, modification, disclosure, loss, destruction of or damage to Personal Data, User Data or IT Systems, or any other data security incident requiring notification to any Persons or Authority under applicable Data Protection Requirements.

“Data Protection Requirements” means all applicable Information Privacy and Security Laws, Company Privacy Policies, judicial orders issued or applicable to the Company Group, and any Contracts and/or any binding industry standards, guidelines and codes of conduct that apply to Company Group, relating to the collection, use, storage, disclosure, transmission, security, disposal, transfer (including cross-border transfer) or other processing of Personal Data or User Data.

“Deferred Underwriting Amount” means an amount equal to the greater of (i) $1,000,000 and (ii) 2.5% of the cash remaining in the Trust Account after completion of the Closing Redemption, subject to a maximum fee of $2,250,000, representing the portion of the underwriting commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement and the Underwriting Agreement, dated as of December 8, 2021, by and between the Parent and EF Hutton, a division of Benchmark Investments, LLC, as the representative of the underwriters named therein.

“Earnout Earnings” means any dividends or distributions or other income paid or otherwise accruing to the Earnout Shares during the time such Earnout Shares have not either yet vested or been surrendered by the Sellers, as of the relevant date.

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.

“Equity Securities” means any (i) shares of capital stock or other equity or voting securities issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable for shares of capital stock or other equity or voting interests, (iii) outstanding options, warrants, rights or other commitments or agreements to acquire, or that obligate a Person to issue, any capital stock or other equity or voting interests, or any securities convertible into or exchangeable for shares of capital stock or other equity or voting interests, (iv) obligations to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock or other equity or voting interests, and (v) other obligations to make any payments based on the price or value of any capital stock or other equity or voting interests.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Consideration Shares” means such number of Purchaser Ordinary Shares equal to the Company Equity Valuation, divided by the Closing Price Per Share.

“Exchange Ratio” means (a) the total number of Exchange Consideration Shares, divided by (b) the total number of Company Shares issued and outstanding immediately prior to the Closing (disregarding any Company Shares held by the Company or any of its Subsidiaries as of immediately prior to the Closing).

“Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on imputed knowledge, recklessness or negligence), as finally determined by a court of competent jurisdiction (or by an arbitration proceeding should the parties agree to one), by (a) the Company or any Seller in connection with any representation or warranty of the Company or such Seller (in each case, as qualified by the Company Disclosure Schedules) contained in this Agreement (including in the Company Disclosure Schedules) or in any Additional Agreement, or (b) a Purchaser Party in connection with any representation or warranty of a Purchaser Party (in each case, as qualified by the Purchaser Parties Disclosure Schedules) contained in this Agreement (including in the Purchaser Parties Disclosure Schedules) or in any Additional Agreement.

“Fraud Claims” means any claim to the extent based on Fraud. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, in any determination of whether a Person has committed Fraud, all relevant materiality and knowledge qualifications specifically provided for in this Agreement shall be taken into account.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Indebtedness” means with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (including amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable or trade payables to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, and (f) all guarantees by such Person to the extent drawn.

“Information Privacy and Security Laws” means applicable Law of any applicable jurisdiction concerning, as applicable, the privacy, security, data protection, data sharing, direct marketing, consumer protection, facial recognition, location tracking, customer tracking, behavioral marketing, outbound communications, data or web scraping, monitoring, recording, and workplace privacy, including the collection, processing, storage, protection and disclosure of Personal Data or User Data, and all binding guidance issued by Authorities (including staff reports) thereunder.

“Insider Letters” means (i) the letter agreement, dated as of December 8, 2021, as amended, by Sponsor for the benefit of Parent and EF Hutton, a division of Benchmark Investments, LLC, as the representative of the underwriters named therein, and (ii) the letter agreement, dated as of December 8, 2021, as amended, by the officers and directors of Parent for the benefit of Parent and EF Hutton, a division of Benchmark Investments, LLC, as the representative of the underwriters named therein.

“Intellectual Property” means any trademark, service mark, trade name, domain names, trade dress, URLs, logos and other source identifiers, including registration thereof or application for registration therefor, together with the goodwill symbolized by any of the foregoing, invention, patent, patent application (including provisional applications), statutory invention registrations, invention disclosures, trade, secret, know-how, formulae, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries), copyright, copyright registration, application for copyright registration, software programs, data bases, and any other type of proprietary intellectual property right and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company Group, or used or held for use by the Company Group in the Business, whether registered or unregistered, or domestic, foreign or international.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights associated with source identifiers; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

“Investment Management Trust Agreement” means the investment management trust agreement, dated as of December 8, 2021, as amended, by and between the Parent and the Trustee.

“IPO” means the initial public offering of Parent pursuant to the IPO Prospectus.

“IPO Prospectus” means the prospectus dated December 8, 2021 and filed with the SEC (File No. 333-257426) on December 9, 2021.

“IT Systems” means all computer programs (in both Source Code and object code form), computer hardware and peripherals, and telecommunications and network equipment owned, used, leased, or licensed by the Company or its Subsidiaries.

“Key Employees” means Tony Tay and Francis Lee.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, common law, act, treaty or order of general applicability of any applicable Authority, including any rule or regulation promulgated thereunder, and includes all Privacy Laws.

“Legal Restraint” means any Law that has been adopted or promulgated, or which is in effect, or any temporary, preliminary or permanent Order issued by a court or other Authority of competent jurisdiction.

“Liabilities” means any and all liabilities, Indebtedness, obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any decree, order, judgment, writ, judicial or arbitral award, injunction, verdict, determination, binding decision, rule or consent of or by an Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Parent Common Stock” means the shares of common stock, par value $0.0001 per share, of Parent.

“Parent Private Warrant” means one whole non-redeemable warrant that was issued in a private placement to the Sponsor at a price of $1.00 per warrant at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of Parent Common Stock at a price of $11.50 per whole share of Parent Common Stock.

“Parent Public Warrant” means one whole redeemable warrant of which one-half (½) was included as part of each Parent Unit, entitling the holder thereof to purchase one (1) share of Parent Common Stock at a price of $11.50 per whole share of Parent Common Stock.

“Parent Rights” means the issued and outstanding rights of Parent, each such right to be automatically converted into one-tenth (1/10) of one share of Parent Common Stock at the closing of a Business Combination.

“Parent Securities” means the Parent Common Stock, Parent Rights, Parent Units and Parent Warrants, collectively.

“Parent Unit” means each outstanding unit sold in IPO, consisting of one share of Parent Common Stock, one-half (½) of a Parent Public Warrant and one Parent Right.

“Parent Warrants” means the Parent Private Warrants and the Parent Public Warrants, collectively.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permitted Liens” means (i) all defects, exceptions, covenants, conditions, restrictions, easements, rights of way encumbrances and other similar matters affecting title to any Real Property and other title defects which do not materially impair the use or occupancy of such Real Property or the operation of the Business; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company Group, either individually or in the aggregate, and (C) that are not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance with U.S. GAAP); (iv) zoning, building codes and other land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Authority having jurisdiction over any Real Property which are not violated by the current use or occupancy of such Real Property except for any violations which would have a Company Material Adverse Effect; (v) non-exclusive licenses granted in the ordinary course of business; (vi) other Liens arising or incurred in the ordinary course of business for amounts less than $50,000; and (vii) Liens arising under this Agreement or any Additional Agreement.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means information that relates to, identifies, describes, or is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual, household or device (such as name, address, telephone number, e-mail address, image, financial account number, Social Security number, government-issued identifier, online identifier, and any other information used or intended to be used to directly or indirectly identify, contact, or precisely locate an individual or device), or that is included in the term “personal data,” “personal information,”‘ or the equivalent under the applicable Data Protection Requirement.

“Privacy Laws” means the Singapore Personal Data Protection Act, the HITECH Act, the European Union’s General Data Protection Regulation (EU) 2016/679, British Virgin Islands’ Data Protection Act, 2021 and any similar or analogous federal, state or foreign privacy laws, in each case, to the extent applicable to the Business as conducted by the Company Group.

“Pro Rata Share” means a fraction, expressed as a percentage, equal to the number of Purchased Shares owned by a Seller, divided by the total number of Purchased Shares owned by all Sellers.

“Purchaser Ordinary Shares” means the ordinary shares of Purchaser, par value $0.0001 per share, including the shares issued in exchange for the Parent Common Stock in the Redomestication Merger, along with any Equity Securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Purchaser Parties Material Adverse Effect” means a material adverse change or a material adverse effect on (a) the assets, liabilities, financial condition, business or operations of the Purchaser Parties (and their respective Subsidiaries), taken as a whole, or (b) the ability of a Purchaser Party on a timely basis to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that “Purchaser Parties Material Adverse Effect” shall not include or take into account any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Purchaser Parties operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, or currency exchange rates, monetary policy or fiscal policy; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19, or the continuation or worsening thereof; (v) any action contemplated by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company; (vi) any matter of which the Company is are aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Purchaser Party; (ix) any natural or man-made disaster or acts of God, or the continuation or worsening thereof; or (x) any failure by the Purchaser Parties to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded if not otherwise falling within any of the clauses (i) through (ix) above).

“Purchaser Private Warrant” means one whole non-redeemable warrant of Purchaser to be issued in the Redomestication Merger in exchange for the outstanding Parent Private Warrants, entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a price of $11.50 per whole Purchaser Ordinary Share.

“Purchaser Public Warrant” means one whole redeemable warrant of Purchaser to be issued in the Redomestication Merger in exchange for the outstanding Parent Public Warrants, entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a price of $11.50 per whole Purchaser Ordinary Share.

“Purchaser Rights” means the issued and outstanding rights of Purchaser to be issued in the Redomestication Merger in exchange for the outstanding Parent Rights, each such right to be automatically converted into one-tenth (1/10) of one share of Purchaser Common Stock at the closing of a Business Combination.

“Purchaser Securities” means the Purchaser Ordinary Shares, Purchaser Rights and Purchaser Warrants, collectively.

“Purchaser Warrants” means the Purchaser Private Warrants and the Purchaser Public Warrants, collectively.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of December 8, 2021, by and among the Parent, the Sponsor and the other parties thereto named as Holders therein.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders” means the shareholders of the Company, including the Sellers.

“Source Code” means computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions, and procedural, object-oriented, and other code, which may be printed out or displayed in human readable form.

“Sponsor” means Soul Venture Partners LLC, the Parent’s sponsor.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

“Tangible Personal Property” means all tangible personal property and interests therein, including manufacturing production devices, machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company Group and other tangible property.

“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached Schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“User Data” means any data or information (including any non-Personal Data or other data or information) collected by or on behalf of the Company Group from or about users of the Company Group’s websites, online services, or mobile applications.

“$” means U.S. dollars, the legal currency of the United States.

GLOSSARY

Term	Section
AAA Procedures	11.3
Additional Parent SEC Documents	6.11(a)
Agreement	Preamble
AgileAlgo	Recital A
Alternative Proposal	7.3
Alternative Transaction	7.3
Amended Purchaser Organizational Documents	2.4
Amended Registration Rights Agreement	Recital F
Balance Sheet Date	5.11(a)
Business	Recital A
BVI Act	Recital C
BVI Law	2.1
CARES Act	5.27(c)
CFO	3.6(c)
Closing	3.2
Closing Date	3.2
Closing Redemption	7.2(b)(viii)
Company	Preamble
Company Balance Sheet	5.11(a)
Company Certificates	3.5(c)
Company Disclosure Schedules	Article V
Company Group Consent	5.10
Confidential Information	9.6
D&O Indemnified Persons	7.9(a)
D&O Tail Insurance	7.9(b)
Data Partners	5.19(m)(vi)
Delaware Law	2.1
DGCL	Recital C
Disclosing Party	9.6
Disclosure Schedules	Article VI
Disinterested Directors	3.6(c)
Dispute	11.3
Earnout Period	3.6(a)
Earnout Shares	3.6(a)
Earnout Statement	3.6(c)
Employment Agreements	7.11
Escrow Account	3.6(b)
Escrow Agent	3.6(b)
Escrow Agreement	3.6(b)
Exchange Consideration	3.5(a)
Existing NDAs	9.6
Extension	9.7
Extension Redemption	7.2(b)(viii)
Financial Statements	5.11(a)
Financing Agreements	7.8
Full Earnout Target	3.6(a)
Gross Revenues	3.6(a)
Inbound Licenses	5.19(c)
Insiders	Recital E
Interim Period	7.1(a)
IP Licenses	5.19(c)
IRS	5.27(a)
Joinder Agreement	Preamble
Joining Sellers	Preamble
Labor Agreements	5.24(a)
Lenders	13.5(b)
Lock-Up Agreement	Recital F
Material Contracts	5.16(a)
Minimum Earnout Target	3.6(a)
Money Laundering Laws	5.34

Term	Section
Name Change	2.2
Non-Recourse Parties	13.14
Non-U.S. Subsidiaries	9.2(e)
OFAC	6.16
Outbound Licenses	5.19(c)
Outside Closing Date	12.1(c)
Parent	Preamble
Parent Dissenting Shares	2.6(a)
Parent Dissenting Shareholders	2.6(a)
Parent Financial Statements	6.11(b)
Parent Material Contract	6.23(a)
Parent Related Party	6.19
Parent SEC Documents	6.11(a)
Parent Special Meeting	9.5(a)
Parent Stockholder Approval Matters	9.5(a)
PCAOB Audited Company Financials	8.1(a)
PCAOB Company Financials	8.1(a)
PCAOB Reviewed Quarterly Company Financials	8.1(a)
Permits	5.17
PFIC	9.2(e)
Plan of Merger	2.2
Post-Closing Purchaser Board	2.5(b)
Proxy Statement	9.5(a)
Publicly Disclosed	Article VI
Purchased Shares	3.1
Purchaser	Preamble
Purchaser Board	3.6(c)
Purchaser Equity Incentive Plan	9.5(a)
Purchaser Parties	Article V
Purchaser Parties Disclosure Schedules	Article VI
Real Property Leases	5.26(b)
Receiving Party	9.6
Redemption Limitation Amendment	9.5(a)
Redomestication Effective Time	2.2
Redomestication Intended Tax Treatment	2.9
Redomestication Merger	Recital C
Redomestication Surviving Company	2.1
Registration Statement	9.5(a)
Related Claim	11.1(a)
Representatives	7.3
Required Parent Stockholder Approval	10.1(e)
Requisite Company Vote	5.2
Resolution Period	11.3
Sellers	Preamble
Share Exchange	Recital D
Shareholder Support Agreement	Recital E
Significant Shareholders	Recital F
Signing Sellers	Preamble
Specified Courts	11.1(a)
Sponsor Loans	13.5(b)
Sponsor Support Agreement	Recital E
Surrendered Earnout Shares	3.6(a)
Transaction Financing	7.8
Trust Account	6.8
Trustee	6.8
Trust Fund	6.8

Article II
REDOMESTICATION MERGER

2.1  Redomestication Merger. Immediately prior to the Share Exchange, at the Redomestication Effective Time (as defined in Section 2.2), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL and all other Laws of the State of Delaware (“Delaware Law”) and applicable provisions of the BVI Act and all other Laws of the British Virgin Islands (“BVI Law”), respectively, the Parent shall be merged with and into the Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving entity. Purchaser as the surviving entity after the Redomestication Merger is hereinafter sometimes referred to as the “Redomestication Surviving Company”. Any reference in this Agreement to the Parent after the Redomestication Effective Time will be a reference to the Purchaser as the Redomestication Surviving Company.

2.2  Redomestication Effective Time. The parties hereto shall cause the Redomestication Merger to be consummated immediately prior to the Share Exchange by filing or registering the articles and plan of merger or certificate of merger, as the case may be in respect of the applicable jurisdiction, in form and substance agreed by the Parent and the Company acting reasonably and otherwise in accordance with Section 174 of the BVI Act and Section 252 of the DGCL and all other applicable aspects of BVI Law and Delaware Law (the “Plan of Merger”) (and other documents required by Delaware Law and BVI Law) with the Secretary of State of the State of Delaware and Registrar of Corporate Affairs in the British Virgin Islands (and other authorities required by Delaware Law and BVI Law), in accordance with the relevant provisions of Delaware Law and BVI Law (the time the articles of merger are registered by the Registrar of Corporate Affairs in the British Virgin Islands and a certificate of merger issued, or such later time as specified in the Plan of Merger, being the “Redomestication Effective Time”). In connection with the Redomestication Merger or as soon thereafter as is practicable, Purchaser shall change its corporate name to “Prodigy, Inc.” (the “Name Change”).

2.3  Effect of the Redomestication Merger. At the Redomestication Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of Delaware Law and BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Redomestication Surviving Company, which shall include the assumption by the Redomestication Surviving Company of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement and as a matter of BVI Law to be performed after the Redomestication Effective Time, and all securities of the Redomestication Surviving Company issued and outstanding as a result of the conversion under Sections 2.6(a) through (d) hereof shall be listed on the public trading market on which the applicable Parent Securities were trading prior to the Redomestication Merger.

2.4  Organizational Documents of the Redomestication Surviving Company. At the Redomestication Effective Time, the certificate of incorporation and bylaws of the Parent as in effect immediately prior to the Redomestication Effective Time shall cease and at that time, or as soon thereafter as is practicable, the Redomestication Surviving Company shall (to the extent not done prior to the Redomestication Effective Time) adopt the amended and restated memorandum and articles of association in the forms to be determined by the Company after consultation with the Parent (as so amended and restated, the “Amended Purchaser Organizational Documents”).

2.5  Directors and Officers of the Redomestication Surviving Company.

(a)  At the Redomestication Effective Time, the directors and officers of Parent shall become the officers and directors of the Redomestication Surviving Company.

(b)  The parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) consist of at least five (5) directors who shall be designated by the Company and a majority of whom shall qualify as independent directors under Nasdaq rules. At or prior to the Closing, the Purchaser will provide each director on the Post-Closing Purchaser Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

(c)  The Parties shall take all action necessary, including causing the executive officers of the Purchaser to resign, so that the individuals serving as the executive officers of the Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, with the consent of the Purchaser (not to be unreasonably withheld, delayed or conditioned), the Company desires to appoint another qualified person to any such role, in which case, such other person identified by the Company shall serve in such role).

2.6  Effect on Issued Securities of Parent. By virtue of the Redomestication Merger and without any action on the part of any party or the holders of securities of the Parent, the Purchaser or the Company:

(a)  Conversion of Parent Common Stock. At the Redomestication Effective Time, every issued and outstanding share of Parent Common Stock (other than those described in Section 2.6(e) below) shall be converted automatically into one (1) Purchaser Ordinary Share, following which all shares of Parent Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Common Stock outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such Parent Common Stock, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Common Stock shall be exchanged for a certificate representing the same number of Purchaser Ordinary Shares upon the surrender of such certificate in accordance with Section 2.7. Each certificate formerly representing Parent Common Stock (other than those described in Section 2.6(e) below) shall thereafter represent only the right to receive the same number of Purchaser Ordinary Share.

(b)  Parent Units. At the Redomestication Effective Time, every issued and outstanding Parent Unit shall automatically separate into each’s individual components of one (1) share of Parent Common Stock, one-half (½) of one Parent Public Warrant and one (1) Parent Right, which underlying Parent Securities shall be converted into Purchaser Securities in accordance with the applicable terms of this Section 2.6, following which all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Units outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law.

(c)  Parent Rights. At the Redomestication Effective Time, every issued and outstanding Parent Right shall be converted automatically into one (1) Purchaser Right, following which all Parent Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Rights outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such Parent Rights, except as provided herein or by Law. Each certificate (if any) formerly representing Parent Rights shall thereafter represent only the right to receive the same number of Purchaser Rights upon the surrender of such certificate in accordance with Section 2.7.

(d)  Parent Warrants. At the Redomestication Effective Time, every issued and outstanding one-half (½) of a Parent Public Warrant shall be converted automatically into one-half (½) of a Purchaser Public Warrant, and each issued and outstanding Parent Private Warrant shall be converted automatically into one Purchaser Private Warrant, following which all Parent Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each Purchaser Public Warrant (or fraction thereof) shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Public Warrants, and each Purchaser Private Warrant shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Private Warrants, except that in each case they shall represent the right to acquire Purchaser Ordinary Shares in lieu of shares of Parent Common Stock. The holders of certificates previously evidencing Parent Warrants outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such Parent Warrants, except as provided herein or by Law. Each certificate previously evidencing Parent Warrants shall be exchanged for a certificate representing the same number and type of Purchaser Warrants upon the surrender of such certificate in accordance with Section 2.7.

(e)  Cancellation of Parent Common Stock Owned by Parent. At the Redomestication Effective Time, if there are any shares of Parent Common Stock that are owned by the Parent as treasury shares or any shares of Parent Common Stock owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the Redomestication Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f)   Transfers of Ownership. If any securities of Purchaser are to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(g)  No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Redomestication Surviving Company, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7  Surrender of Securities. All securities issued by virtue of the Redomestication Merger for Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange. Each certificate (if any) formerly representing Parent Securities shall be exchanged for a certificate representing the same number and type of Purchaser Securities.

2.8  Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably acceptable to the Purchaser; provided, however, that Redomestication Surviving Company may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Redomestication Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9  Section 368 Reorganization. For U.S. Federal income tax purposes, Parent and Purchaser intend that the Redomestication Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of Parent and the Purchaser is a party under Section 368(b) of the Code (the “Redomestication Intended Tax Treatment”). Parent and Purchaser hereby (a) adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (b) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (c) agree to file all Tax and other informational returns on a basis consistent with the Redomestication Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of Redomestication Merger for the Redomestication Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Redomestication Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each (x) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (y) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify for the Redomestication Intended Tax Treatment.

2.10  Taking of Necessary Action; Further Action. If, at any time after the Redomestication Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Redomestication Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and the Purchaser, the officers and directors of the Parent and the Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11  Agreement of Fair Value. Parent, Purchaser and the Company respectively agree that the consideration payable for the Parent Common Stock represents the fair value of such Parent Common Stock for the purposes of Delaware Law.

Article III
SHARE EXCHANGE; CLOSING

3.1  Exchange of Ordinary Shares. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.2), immediately following the Redomestication Merger (including after the completion of the Name Change and the adoption of the Amended Purchaser Organizational Documents, and in accordance with the applicable Law, the Sellers shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Sellers, all of the Company Shares held by the Sellers (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws, those imposed by the Company’s Organizational Documents and those incurred by the Purchaser).

3.2  Closing. Unless this Agreement is earlier terminated in accordance with Article XII, the consummation of the Share Exchange (the “Closing”) shall take place immediately following the Redomestication Merger (including after the completion of the Name Change and the adoption of the Amended Purchaser Organizational Documents), at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York on a date no later than two (2) Business Days after the satisfaction or waiver of all the conditions set forth in Article X, or at such other place and time as the Company and the Purchaser Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

3.3  Termination of Certain Agreements. The Company and the Sellers hereby agree that, effective at the Closing, other than any Additional Agreements, (a) any shareholders, voting or similar agreement among the Company and any of the Sellers or among the Sellers with respect to the Company’s capital shares, and (b) any registration rights agreement between the Company and its shareholders, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the parties, terminate in full and become null and void and of no further force and effect. Further, each Seller and the Company hereby waive any obligations of the parties under the Company’s Organizational Documents or any agreement described in clause (a) or (b) of this Section 3.3 with respect to the transactions contemplated by this Agreement and the Additional Agreements, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement and the Additional Agreements.

3.4  Conversion of Purchaser Rights. At the Closing, without any action on the part of any party or the holders of securities of the Purchaser or the Company, each holder of Purchaser Rights issued and outstanding immediately prior to the Closing will automatically receive one (1) Purchaser Ordinary Share in exchange for the cancellation of each ten (10) Purchaser Rights owned by such holder; provided that no fractional Purchaser Ordinary Shares will be issued for Purchaser Rights and all fractional Purchaser Ordinary Shares will be rounded down to the nearest whole share.

3.5  Exchange Consideration.

(a)  Subject to and upon the terms and conditions of this Agreement, at the Closing, in full payment for the Purchased Shares in the Share Exchange, each Seller shall be entitled to receive from Purchaser, and the Purchaser shall issue to such Seller, for each Purchased Share, without interest, a number of the Exchange Consideration Shares that is equal to the Exchange Ratio (the “Exchange Consideration”), subject to the withholding of such Seller’s Pro Rata Share of the Earnout Shares in accordance with Section 3.6 below. For avoidance of any doubt, after the Closing, each Seller will cease to have any rights with respect to the Company Shares, except the right to receive the Exchange Consideration (subject to the withholding of the Earnout Shares). Notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Ordinary Share will be issued by Purchaser to a Seller by virtue of this Agreement or the transactions contemplated hereby, and each Seller who would otherwise be entitled to a fraction of a Purchaser Ordinary Share (after aggregating all fractional Purchaser Ordinary Shares that would otherwise be received by such Seller) shall instead have the number of Purchaser Ordinary Shares issued to such Seller rounded up or down in the aggregate to the nearest whole Purchaser Ordinary Share. For the avoidance of doubt, no holder of Company Shares will receive any consideration under or in connection with this Agreement unless they are Sellers hereunder, either as a Signing Seller or as a Joining Seller, and then only with respect to the issued and outstanding Company Shares that they own.

(b)  At the Closing, the Purchaser shall cause the Exchange Consideration to be issued to the Sellers in exchange for their Company Shares based on the Conversion Ratio (subject to the withholding of each Seller’s pro rata portion of the Earnout Shares in accordance with Section 3.6 below).

(c)  At the Closing, each Seller will deliver to the Purchaser the duly executed share transfer form in respect of its Company Shares, and the certificate(s), if any, representing Company Shares (“Company Certificates”), and the Company shall simultaneously deliver a certified copy of the minutes of a meeting or resolutions of its directors approving the registration of such transfers of the Company Shares in favor of the Purchaser or as may otherwise be provided and such other matters as may be agreed beforehand by the Company and Parent. In the event any Company Certificates shall have been lost, stolen or destroyed, the Purchaser shall cause to be issued in exchange for such lost, stolen or destroyed Company Certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably acceptable to the Purchaser; provided, however, that Purchaser may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(d)  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Closing, any change in the outstanding securities of the Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of capital stock of Purchaser as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Consideration Shares, Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Purchaser to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.6  Earnout.

(a)  Twelve and one-half percent (12.5%) of the Purchaser Ordinary Shares to be issued by Purchaser to the Sellers as Exchange Consideration in the Share Exchange (such Purchaser Ordinary Shares, subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any Equity Securities into which such shares are exchanged or converted, and together with the Earnout Earnings thereof, the “Earnout Shares”) (which if all Shareholders become Sellers, would be an aggregate of two million (2,000,000) Purchaser Ordinary Shares), allocated among the Sellers pro rata based on their respective Pro Rata Shares, shall be placed in escrow pursuant to Section 3.6(b) hereof and each Seller shall have the right to receive its Pro Rata Share of such Earnout Shares in accordance with the terms of this Section 3.6. All of the Earnout Shares shall vest and be payable from the Escrow Account to the Sellers in accordance with their respective Pro Rata Shares in the event that the consolidated gross revenues of Purchaser and its Subsidiaries (including the Company Group) during the three (3) fiscal quarter period beginning on October 1, 2024 (the “Earnout Period’), as reported in the Purchaser’s quarterly reports on Form 10-Q and/or annual report on Form 10-K as filed with the SEC (the “Gross Revenues”), equals or exceeds Fifteen Million U.S. Dollars ($15,000,000) (the “Full Earnout Target”). In the event that the Gross Revenues are less than the Full Earnout Target, but greater than Seven Million Five Hundred Thousand U.S. Dollars ($7,500,000) (the “Minimum Earnout Target”), a fraction of the Earnout Shares, expressed as a percentage, equal to (i) (A) the Gross Revenues minus (B) the Minimum Earnout Target, divided by (ii) (A) the Full Earnout Target less (B) the Minimum Earnout Target shall vest and be payable from the Escrow Account to the Sellers in accordance with their respective Pro Rata Shares. Any Earnout Shares that do not vest pursuant to this Section 3.6(a) based on the Gross Revenues (the “Surrendered Earnout Shares”) shall be surrendered by the Sellers (based on their respective Pro Rata Shares) to the Purchaser, and the Purchaser shall promptly cancel any such Surrendered Earnout Shares that it so receives. The Purchaser hereby agrees that during the Earnout Period, it will (i) not change its fiscal quarter from a calendar quarter, and (ii) report its consolidated revenues and other financial information in U.S. dollars and in accordance with U.S. GAAP. For the avoidance of doubt, the Gross Revenues will include the revenues generated during the Earnout Period (in accordance with U.S. GAAP) by any entities, businesses or assets acquired by the Purchaser or its Subsidiaries after the Closing.

(b)  At or prior to the Closing, Purchaser and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to Parent and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to Parent and the Company (the “Escrow Agreement”), pursuant to which the Purchaser shall issue the Earnout Shares in the name of the Sellers and shall deposit such Earnout Shares with the Escrow Agent to be held, along with any Earnout Earnings thereon, in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of this Section 3.6 and the Escrow Agreement. The Sellers shall be shown as registered owners of the escrowed Earnout Shares on the books and records of Purchaser, and shall be entitled to exercise voting rights with respect to such escrowed Earnout Shares, but any Earnout Earnings on the Earnout Shares while in the Escrow Account shall be deposited into and retained in the Escrow Account until disbursed therefrom in accordance with the terms of this Section 3.6 and the Escrow Agreement. Any Earnout Shares (including any Earnout Earnings thereon) that are disbursed to Sellers in accordance with the terms of this Section 3.6 and the Escrow Agreement shall also be allocated amongst them based on their respective Pro Rata Shares. If the Earnout Shares are not all uniformly the same type or form of securities, properties or assets, each type or form of securities, properties or assets will be allocated (i) between the vested Earnout Shares and the Surrendered Earnout Shares pro rata based on the percentage of Earnout Shares that have become vested, and (ii) amongst the Sellers pro rata based on their respective Pro Rata Shares. Within ten (10) Business Days after a determination in accordance with Section 3.6(c) below of the amount (if any) of any Earnout Shares that (i) have vested and are payable from the Escrow Account to the Sellers, the Purchaser shall provide written instructions to the Escrow Agent to disburse the applicable Earnout Shares to the Sellers (based on their respective Pro Rata Shares), or (ii) are Surrendered Earnout Shares, the Purchaser shall provide written instructions to the Escrow Agent to disburse the applicable Earnout Shares to the Purchaser. The Purchaser shall promptly cancel any Surrendered Earnout Shares that it receives from the Escrow Account.

(c)  As soon as practicable (but in any event within ten (10) Business Days) after the Purchaser’s quarterly report on Form 10-Q or annual report on Form 10-K covering the last fiscal quarter of the Earnout Period is filed with the SEC, the Purchaser’s Chief Financial Officer (the “CFO”) will prepare and deliver to the Board of Directors of the Purchaser (the “Purchaser Board”), with a copy to the Escrow Agent, a written statement (the “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Section 3.6 of the Gross Revenue and the percentage of Earnout Shares, if any, that have vested and are payable from the Earnout Account to the Sellers. The Purchaser Board (together with any advisors as determined appropriate by the Purchaser Board) will promptly after its receipt thereof review the Earnout Statement and discuss any questions or concerns that they may have regarding the Earnout Statement with the CFO and related personnel and advisors of the Purchaser and its Subsidiaries, and the Purchaser and its Subsidiaries shall provide reasonable cooperation in connection therewith. As soon as practicable (but in any event within twenty (20) Business Days) after the Purchaser Board receives the Earnout Statement, the disinterested independent directors on the Purchaser Board (i.e., independent directors that do not directly or indirectly have a right to receive any Earnout Shares) (the “Disinterested Directors”) shall make a reasonable good faith determination (by a majority of Disinterested Directors) in accordance with the terms of this Section 3.6 of the Gross Revenue and the percentage of Earnout Shares that have vested and are payable from the Earnout Account to the Sellers. Any such reasonable good faith determination by a majority of Disinterested Directors pursuant to this Section 3.6(c) will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for manifest error).

3.7  Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law (provided, that the Purchaser will use its commercially reasonable efforts to cooperate in good faith to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by law, including providing any such Person a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings). To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to the Purchaser Parties, that, except as set forth in the Company Disclosure Schedules, each of the following representations and warranties is true, correct and complete as of the date of this Agreement (or with respect to a Joining Seller, as of the date such Person became a Joining Seller) and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date).

4.1  Organization and Standing. Such Seller, if not an individual person, is an entity duly organized, validly existing and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of the jurisdiction of its formation, and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2  Authorization. The execution, delivery and performance by such Seller of this Agreement and the Additional Agreements to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby are within the powers of such Seller and have been duly authorized by all necessary action on the part of such Seller. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which such Seller is a party will constitute, a valid and legally binding agreement of such Seller enforceable against such Seller in accordance with their respective terms subject to Creditors’ Rights.

4.3  Governmental Authorization. Neither the execution, delivery nor performance by such Seller of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority other than (a) compliance with any applicable requirements of any Antitrust Laws, (b) compliance with any applicable requirements of the Exchange Act or the Securities Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the appropriate filings and approvals under the rules of Nasdaq, (d) any other flings as expressly contemplated by this Agreement, and (e) other actions or filings the absence or omission of which would not, individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect with respect to such Seller.

4.4  Non-Contravention. None of the execution, delivery or performance by such Seller of this Agreement or any Additional Agreements to which it is a party does or will (a) if such Seller is an entity, contravene or conflict with the Organizational Documents of such Seller, (b) assuming all of the approvals of Authorities referred to in Section 4.3 are obtained, and any applicable waiting periods referred to herein have expired, violate any provision of any Law or Order binding upon or applicable to such Seller, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of such Seller or require any payment or reimbursement or to a loss of any material benefit to which such Seller is entitled under any provision of any permit, Contract or other instrument or obligations binding upon such Seller or by which any of such Seller’s Purchased Shares, or any of such Seller’s assets is or may be bound, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of such Seller’s Purchased Shares or any of such Purchaser’s material assets, other than, in the cases of clauses (a) to (d), as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect with respect to such Seller.

4.5  Ownership. Such Seller owns valid title to the Purchased Shares set forth opposite such Seller’s name on Annex I hereto, free and clear of any and all Liens (other than those imposed by (a) applicable securities Laws or (b) the Company’s Organizational Documents and, in the case of clause (b), as further specified in Schedule 4.5 of the Company Disclosure Schedules). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such Seller is a party or by which such Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement or the Additional Agreements to which such Seller is a party. Upon delivery of such Seller’s Purchased Shares to the Purchaser on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Purchased Shares and valid title to such Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws, the Company’s Organizational Documents or those incurred by the Purchaser), will pass to the Purchaser.

4.6  Litigation. As of the date of this Agreement, there is no Action (or, to such Seller’s knowledge, any reasonable basis therefor) pending against, or to the knowledge of such Seller, threatened against, such Seller by or before any Authority which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, in each case, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect with respect to such Seller.

4.7  Finders’ Fees. With respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller who is entitled to any fee or commission from the Parent, Purchaser or any of its Subsidiaries (including the Company Group following the Closing) upon consummation of the transactions contemplated by this Agreement.

4.8  EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PURCHASER PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article IV, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES, OR THE ADDITIONAL AGREEMENTS, NO SELLER, NOR ANY AFFILIATE OF ANY SELLER, NOR ANY OTHER PERSON MAKES, AND EACH SELLER EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO ANY MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SUCH SELLER OR ITS AFFILIATES THAT HAVE BEEN MADE AVAILABLE TO ANY PURCHASER PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SUCH SELLER BY SUCH SELLER OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY A PURCHASER PARTY OR ANY AFFILIATE THEREOF OR ANY OTHER PARTY HERETO IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article IV, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES, OR THE ADDITIONAL AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY A SELLER ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SUCH SELLER, ANY AFFILIATE OF SUCH SELLER, NOR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY OF THE PURCHASER PARTIES OR ANY AFFILIATE THEREOF OR ANY OTHER PARTY HERETO IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Parent and the Purchaser (collectively, the “Purchaser Parties”) that, except as set forth in the Company Disclosure Schedules, each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular Section in the disclosure Schedules delivered by the Company or a Seller to the Purchaser Parties (the “Company Disclosure Schedules”) shall be deemed to be an exception to the representations and warranties of the Company that are contained in the corresponding Section of this Article V or of a Seller that are contained in the corresponding Section of Article IV; provided that where it is apparent on the face of a disclosure under a particular Section of any Schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other Sections of this Agreement, such disclosure shall also be deemed to be relevant to such other Sections. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

5.1  Corporate Existence and Power. The Company is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and its Subsidiaries are duly organized, validly existing and in good standing (to the extent that such concept applies) under the laws of the jurisdiction in which they were formed. Each member of the Company Group has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted by the Company Group, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect. Schedule 5.1 of the Company Disclosure Schedules lists all jurisdiction in which any member of the Company Group is qualified to conduct the business.

5.2  Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, subject to the authorization and approval of this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby by the affirmative vote or consent of holders of Company Shares representing the vote of the holders of Company Shares as required by the Company’s Organizational Documents (the “Requisite Company Vote”). Subject to the Requisite Company Vote, this Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Company is a party will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms subject to Creditors’ Rights.

5.3  Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority other than (a) compliance with any applicable requirements of any Antitrust Laws, (b) compliance with any applicable requirements of the Exchange Act or the Securities Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the appropriate filings and approvals under the rules of Nasdaq, (d) any other flings as expressly contemplated by this Agreement, and (e) other actions or filings the absence or omission of which would not, individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect.

5.4  Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is a party does or will (a) assuming the Requisite Company Vote is obtained, contravene or conflict with the Organizational Documents of the Company, (b) assuming all of the approvals of Authorities referred to in Section 5.3 are obtained, and any applicable waiting periods referred to herein have expired, violate any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 5.10 of the Company Disclosure Schedules requiring Company Group Consents (but only as to the need to obtain such Company Group Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Shares, or any of the Company Group’s assets is or may be bound, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Shares or any of the Company Group’s material assets, other than, in the cases of clauses (a) to (d), as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.5  Capital Structure.

(a)  As of the date of this Agreement, the Company has unlimited authorized number of shares, of which 3,232,272 Company Shares are issued and outstanding. As of the date of this Agreement, (i) no Company Share is held in its treasury, (ii) all of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable (to the extent applicable), and, except as set forth in the Company’s Organizational Documents, are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person, and (iii) all of the issued and outstanding Company Shares are owned legally and of record by the Persons set forth on Annex I hereto. As of the date of this Agreement, other than the Company Shares, no other ordinary shares or other class of share capital of the Company is authorized or issued or outstanding.

(b)  As of the date of this Agreement, there are no: (i) outstanding Company Share Rights; or (ii) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company.

5.6  Charter Documents. Copies of the Organizational Documents of each member of the Company Group have heretofore been made available to the Parent, and such copies are each true and complete copies in all material respects of such instruments as amended and in effect on the date hereof. Each member of the Company Group has not taken any action in violation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.7  Corporate Records. All proceedings of the board of directors occurring since the date of the Company’s formation, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice in all material respects. The register of members or the equivalent documents of the Company Group are complete and accurate in all material respects. The (a) current register of members or the equivalent documents and (b) minute book records of the Company Group relating to all issuances and transfers of Company Shares and of all other shares by the Company Group have been made available to the Parent, and are true, correct and complete in all material respects.

5.8  Assumed Names. Since the date of the Company’s formation, none of the Company Group has used any other name to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

5.9  Subsidiaries. Schedule 5.9 of the Company Disclosure Schedules sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other Equity Securities and the record holders thereof. Other than as set forth on Schedule 5.9 of the Company Disclosure Schedules, (i) all of the outstanding Equity Securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other Equity Securities in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders by Contract or by applicable Law; (vi) the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests in or of, and the Company does not otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any loan or capital contribution to, any other Person.

5.10   Consents. The Contracts listed on Schedule 5.10 of the Company Disclosure Schedules are the only Contracts binding upon the Company Group or by which any of the Company Shares, or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”), in each case, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.11   Financial Statements.

(a)  Schedule 5.11 of the Company Disclosure Schedules includes (i) the unaudited consolidated financial statements of AgileAlgo as of and for the fiscal years ended September 30, 2021 and September 30, 2022, consisting of the unaudited consolidated balance sheets as of such dates, the unaudited consolidated income statements for the twelve (12) month periods ended on such dates, and the unaudited consolidated cash flow statements for the twelve (12) month periods ended on such dates and (ii) the unaudited consolidated financial statements of AgileAlgo as of and for the nine (9) month period ended June 30, 2023 (the “Balance Sheet Date”) (which financial statements have not been reviewed by an auditor), consisting of the unaudited consolidated balance sheets as of such date (the “Company Balance Sheet”), the unaudited consolidated income statement for the nine (9) month periods ended on such date, and the unaudited consolidated cash flow statements for the nine (9) month periods ended on such date (collectively, with the PCAOB Company Financials when delivered in accordance with Section 8.1(a), the “Financial Statements”).

(b)  The Financial Statements are complete, accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects (except that the unaudited statements exclude the footnote disclosures and other presentation items required for U.S. GAAP and exclude year-end adjustments), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations of the Company and its Subsidiaries for the periods reflected therein. The Financial Statements (except that the unaudited statements exclude the footnote disclosures and other presentation items required for U.S. GAAP and exclude year-end adjustments) (i) were prepared from the Books and Records of the Company Group; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied in all material respects; (iii) contain and reflect substantially all necessary adjustments and accruals for a fair presentation of the Company Group’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all material Liabilities and for all material Taxes applicable to the Company Group with respect to the periods then ended, in each case, in accordance with the requirements of U.S. GAAP.

(c)  Except as specifically disclosed, reflected or reserved against on the Company Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Balance Sheet Date, as of the date of this Agreement there are no material liabilities or debts of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted or otherwise) of a type required to be reflected on a balance sheet prepared in accordance with U.S. GAAP or the footnotes thereto, relating to the Company Group. All material debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Company Balance Sheet, are included therein or in the notes thereof.

(d)  The Company Balance Sheet included in the Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company Group as of the respective dates thereof. Except as set forth on Schedule 5.11(d) of the Company Disclosure Schedules, as of the date of this Agreement, the Company Group does not have any Indebtedness.

(e)  When delivered in accordance with Section 8.1(a), (i) the PCAOB Company Financials will have been prepared from the Books and Records of the Company Group in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (ii) the PCAOB Audited Company Financials will have been audited in accordance with the standards of the PCAOB and contain a report of the Company’s auditor and (iii) the PCAOB Company Financials will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

5.12   Books and Records.

(a)  All Material Contracts, documents, and other papers or copies thereof delivered to the Parent by or on behalf of the Company Group are accurate, complete, and authentic in all material respects.

(b)  The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company Group maintains a system of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that: (i) transactions are executed only in accordance with the respective management’s authorization; and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the Company Group’s assets.

(c)  All accounts, books and ledgers of the Company Group that form the basis of the Financial Statements have been properly and accurately kept and completed in all material respects.

5.13   Absence of Certain Changes. Since the Balance Sheet Date to the date of this Agreement, the Company Group has conducted the Business in the ordinary course consistent with past practices in all material respects. Without limiting the generality of the foregoing, except as set forth on Schedule 5.13 of the Company Disclosure Schedules, since the Balance Sheet Date to the date of this Agreement, there has not been:

(a)  any Company Material Adverse Effect with respect to the Company Group;

(b)  any material transaction, Contract or commitment made by the Company Group relating to the Business, any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other right, in any case, other than transactions and commitments in the ordinary course of business consistent in all material respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c)  (c)(i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other Equity Securities of the Company Group; (ii) any issuance by the Company Group of shares or of shares of capital stock or other Equity Securities of the Company Group, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares or shares of capital stock or other Equity Securities;

(d)  (d)(i) any creation or other incurrence of any Lien other than Permitted Liens on the Company Shares or any of the Company Group’s material assets, or (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group, in each case, other than in the ordinary course of business consistent with past practice of the Company Group;

(e)  any material Tangible Personal Property damage, destruction or casualty loss in excess of $50,000 not covered by insurance affecting the business or assets of the Company Group;

(f)   any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(g)  any sale, transfer, lease to others or other disposition of any of its material assets by the Company Group except for inventory, licenses or services sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h)  (h)(i) any material amendment to or termination of any Material Contract, (ii) any amendment to any material license or material Permit from any Authority held by the Company Group, (iii) any receipt of any notice of termination of any of the items referenced in (i) or (ii); or (iv) a material default by the Company Group under any Material Contract, or any material license or material Permit from any Authority held by the Company Group, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or in connection with the transactions contemplated hereunder or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(i)   other than in the ordinary course of business, any capital expenditure by the Company Group in excess in any fiscal month of $25,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed $100,000 in the aggregate by the Company Group;

(j)   any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or Authority relating to the Company Group or its property or suffering of any actual litigation, action, proceeding or investigation before any court or Authority relating to the Company Group or its property, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(k)  any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group, in excess of $25,000, other than accounts payable and accrued liabilities in the ordinary course of business consistent with past business;

(l)   except as required by U.S. GAAP, any material change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group or any material revaluation of any of the assets of the Company Group;

(m)    any material amendment to the Company Group’s Organizational Documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction, other than as provided for in this Agreement or in connection with the transactions contemplated hereunder;

(n)  any acquisition of material assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(o)  any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any annual Tax accounting period for any material Taxes changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than an ordinary commercial agreement the principal purpose of which does not relate to Taxes) entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group; or

(p)  any undertaking of any legally binding obligation to do any of the foregoing.

5.14   Properties; Title to the Company Group’s Assets.

(a)  The material items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect. All of the material Tangible Personal Property is in the control of the Company Group or their respective officers, directors, employees or consultants.

(b)  Except with respect to Intellectual Property Rights, (i) the Company Group has good, valid and marketable title in and to, or in the case of the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, no such asset is subject to any Liens other than Permitted Liens, and (iii) other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.15   Litigation. As of the date of this Agreement, there is no Action (or, to the Company’s knowledge, any reasonable basis therefor) pending against, or to the knowledge of the Company, threatened against, the Company Group or any of its officers or directors, the Business or any Company Shares, or any of the Company Group’s assets by or before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, in each case, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There are no outstanding judgments against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each member of the Company Group is not, and has not been in the past two (2) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.16  Contracts.

(a)  Schedule 5.16(a) of the Company Disclosure Schedules lists all material Contracts (collectively, the “Material Contracts”) to which the Company Group is a party and which are currently in effect and constitute the following:

(i)  each Contract that requires annual payments or expenses by, or annual payments or income to, the Company Group of $100,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii)  each sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contract and agreement requiring the payment of any commissions by the Company Group in excess of $75,000 annually;

(iii) each employment Contract, employee leasing Contract, and consultant and sales representative Contract with any current or former officer, director, employee or individual consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $150,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations or other obligations required by applicable Law), or (C) has an obligation to make a material payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group;

(iv)  each Contract creating a material joint venture, strategic alliance, limited liability company and partnership agreement to which the Company Group is a party;

(v)  ach Contract relating to any material acquisitions or dispositions of assets by the Company Group in excess of $50,000;

(vi) each Contract for a material licensing agreement for material Intellectual Property Rights (including the nature of the use of said Intellectual Property Right), other than (i) “shrink wrap,” off-the-shelf, or other publicly or commercially available licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(vii)  each Contract relating to secrecy, confidentiality and nondisclosure obligations that restrict the conduct of the Company Group in any material respect (except for such Contracts entered into in the ordinary course of business) or substantially limit the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(viii)  ach Contract providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group to a third party other than any indemnity or similar provisions incidental to any Contract entered into by the Company Group in the ordinary course of business;

(ix) each Contract to which any Company Insider is a party (other than those addressed in clause (iii) above);

(x)  ach Contract relating to tangible property or tangible assets (whether real or personal) in which the Company Group holds a leasehold interest, and which involves payments to the lessor thereunder in excess of $50,000 per year;

(xi) each Contract relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $10,000;

(xii) each Contract relating to any of the Company Shares or the voting or control of the Equity Securities of the Company Group or the election of directors of the Company (other than the Shareholder Support Agreements and the Organizational Documents of the Company Group), including any voting trust, other voting agreement or proxy with respect thereto;

(xiii)  ach material Contract that can be terminated, or the provisions of which are materially altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party; and

(xiv)  ach Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or individual consultant of a member of Company Group will be materially increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b)  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement, (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the knowledge of the Company, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, subject to Creditors’ Rights, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) no Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Company Group previously provided to the Parent true and correct copies of each written Material Contract as of the date of this Agreement.

(c)  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, none of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any material obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d)  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.17  Licenses and Permits. Schedule 5.17 of the Company Disclosure Schedules correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, if applicable, be terminated or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group has all Permits necessary to operate the Business as currently conducted.

5.18  Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement, the Company Group is not in violation of, has within the last twenty-four (24) months from the date of this Agreement not violated, and to the knowledge of the Company, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, and within the last twenty-four (24) months from the date of this Agreement the Company Group has not received any subpoenas by any Authority.

5.19  Intellectual Property.

(a)  Schedule 5.19(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all registered, patented or applied for Intellectual Property that the Company Group (A) has an ownership interest of any nature (whether exclusively or jointly with another Person) or (B) has an interest of any nature that has been incorporated into any commercial (or proposed commercial) product and has been licensed by any of the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; (iv) the applicable registration or serial number of such Intellectual Property Right; and (v) any other Person that has a material ownership interest in such Intellectual Property Rights and the nature of such ownership interest.

(b)  The Company Group exclusively owns all right, title and interest to and in the material Intellectual Property (other than Intellectual Property Rights or Intellectual Property co-owned with a third party or licensed to any member of the Company Group) free and clear of any Liens, except for Permitted Liens. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to record the ownership rights (if applicable) of the Company in the registrations, patents and applications for the material Intellectual Property have been validly executed and filed with the appropriate Authority;

(ii)  to the knowledge of the Company, no funding, facilities or personnel of any Authority or any university, college, research institute or other educational institution have been or are being used by the Company Group to develop or create, in whole or in part, any Intellectual Property owned by the Company Group; and

(iii) the Company Group owns or otherwise has, and immediately after the Closing Date the Purchaser or its Subsidiaries will have, all Intellectual Property Rights needed to conduct the Business of the Company Group as conducted as of the date of this Agreement.

(c)  Section 5.19(c) of the Company Disclosure Schedules sets forth a true and complete list of (i) all Contracts pursuant to which another Person grants material Intellectual Property Rights to, or covenants not to sue regarding material Intellectual Property, or agrees to co-exist in respect of registered trademarks with, the Company (“Inbound Licenses”) and (ii) each Contract pursuant to which the Company grants rights in material Intellectual Property to, or covenants not to sue regarding material Intellectual Property, or agrees to co-exist in respect of registered trademarks with, any other Person (“Outbound Licenses” and, together with Inbound Licenses, “IP Licenses”); provided, however, that Schedule 5.19(c) of the Company Disclosure Schedules need not include any (A) shrink wrap,” off-the-shelf, or other publicly or commercially available licenses, (B) non-exclusive licenses granted by the Company Group in the ordinary course of business, (C) employee confidentiality and invention assignment agreements on the Company Group’s forms thereof that have been made available to the Parent, without modification or exclusions from their scope, or (D) standard non-disclosure agreements entered into in the ordinary course of business.

(d)  There are no options, licenses, agreements, encumbrances, or shared ownership interests of any kind relating to the Intellectual Property, nor is the Company Group bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property or any other Person other than generally available end user licenses or agreements relating to the Company Group’s use rights regarding third party “off the shelf” object code software products that are not and will not be incorporated into, or used to develop or provide, the Company Group’s software, products or services. To the extent that the Company Group uses any “open source” or “copyleft” software or is a party to “open” or “public source” or similar licenses, the Company Group is in compliance with the terms of any such licenses in all material respects, and the Company Group is not now required under any such license to either distribute or make available any source code for its (or any of its licensors’) proprietary software other than as the Company Group has distributed, made available, or permitted in all material respects.

(e)  Within the past two (2) years the Company Group has not been sued or charged in writing with, or been a defendant, in any Action and has not received any written notice relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Rights of any third party by the Company Group, (ii) to the knowledge of the Company, there is no other claim currently pending against the Company Group of infringement of any Intellectual Property Rights of a third party by the Company Group, and (iii) to the knowledge of the Company, there is currently no continuing infringement or misappropriation by any other Person of any Intellectual Property Rights owned by the Company Group.

(f)  To the knowledge of the Company, the current use by the Company Group of the Intellectual Property Rights does not infringe the Intellectual Property Rights of any third party.

(g)  To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Intellectual Property.

(h)  To the knowledge of the Company, all employees, owners, agents, consultants or contractors of the Company Group who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Company Group either: (i) is a party to a “work-for-hire” agreement under which a member of the Company Group is deemed to be the owner or author of all property rights therein; or (ii) has executed an assignment in favor of the Company Group all right, title and interest in such copyrights, patents or trade secrets.

(i)  None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(j)  The Company Group has taken reasonable measures to safeguard and maintain the confidentiality of all material trade secrets and other material Intellectual Property Rights owned by the Company Group that are confidential and used in the operation of the Business.

(k)  The IT Systems operate and perform in all material respects in accordance with their documentation and functional specifications, and are adequate and sufficient for the operation of the Business as currently conducted. Within the two (2) years prior to the date of this Agreement, there has been no failure, malfunction, or breach with respect to any IT Systems that has had or may have a Company Material Adverse Effect. No Company Group proprietary software included in the Intellectual Property (i) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routine, or instructions designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (B) damaging or destroying any data (including Personal Data and User Data) or file without the user’s consent or (ii) constitutes, contains, or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), records a user’s actions or location without such user’s or its employer’s knowledge and consent, or employs a user’s Internet connection without such user’s knowledge and consent to gather or transmit information on such user or such user’s behavior.

(l)  The Company Group has complied in all material respects with all applicable Laws and contractual obligations with respect to, and have safeguards and appropriate procedures in place to ensure the protection of, data and the security of the IT Systems, and integrity of all data stored in the IT Systems. All IT Systems are free in all material respects from any hardware components, timer, copy protection device, clock, or counter that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of the IT Systems, data, or other software by a third party. The Company Group has taken commercially reasonable steps designed to safeguard the IT Systems utilized in the operation of the Business as such is currently conducted. As of the date of this Agreement, to the Company’s knowledge, there has been no material unauthorized access or misuse of or intrusions or breaches of the security of the IT Systems.

(m) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(i)  A public-facing Company Privacy Policy is and has for the last twelve (12) months been posted and accessible to individuals on each online service, website, or mobile application owned or operated by or on behalf of the Company Group and any other mechanism through which the Company Group collects Personal Data. The Company Privacy Policy has at all times made all statements and disclosures to users required by Data Protection Requirements, and none of such statements or disclosures has been materially inaccurate, misleading or deceptive or otherwise in material violation of any applicable Law. Schedule 5.19(m)(i) of the Company Disclosure Schedules lists each Company Privacy Policy in effect in the past twelve (12) months and identifies, with respect to each Company Privacy Policy: (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.

(ii) The Company Group complies, and for the past twelve (12) months has complied, with all applicable Data Protection Requirements in all material respects, including the Payment Card Industry Data Security Standard, to the extent applicable, with respect to any payment card data that the Company, its Subsidiaries, or its software, has stored, processed or transmitted.

(iii) The Company Group has not, to the knowledge of the Company, experienced any actual or suspected material data breach. The Company Group has taken, and is currently taking, reasonable measures to detect data breaches, and maintain and train applicable personnel on policies and procedures to escalate any such detected data breaches to the attention of the Company’s executives.

(iv) The Company Group has not notified, nor to the knowledge of the Company been required to notify, any Person or Authority of any actual or suspected Data Breach, including pursuant to applicable Data Protection Requirements. No Person has provided any written notice to, or made any claim or initiated or commenced any Action against, the Company Group with respect to actual or alleged Data Breach, damage, or unauthorized processing, or other misuse of any Personal Data or with respect to any material violation of a Data Protection Requirement.

(v) The Company Group maintains appropriate procedures and capabilities to respond to and honor requests regarding access, correction, opt-out and deletion requests in respect of Personal Data to the extent required by applicable Privacy Laws. As of the date of this Agreement, there are no unsatisfied requests in respect of Personal Data held by the Company Group or any outstanding applications for rectification or erasure of Personal Data that have not been addressed as required by applicable Privacy Laws.

(vi)  The Company Group has only shared Personal Data with third-party contractors and vendors in accordance with the applicable Data Protection Requirements. The Company has contractually obligated all vendors, service providers, and other Persons whose relationship with the Company Group involves their processing of Personal Data on behalf of the Company (“Data Partners”) to comply with all applicable Laws relating thereto, including applicable Data Protection Requirements. The Company Group has all necessary authority to receive, access, process, and disclose the Personal Data and User Data in the Company Group’s possession or under its control in connection with the operation of the Company Group.

(vii) The Company Group has made all disclosures to, and obtained any necessary consents and authorizations from, users, customers, employees, contractors, and other applicable Persons required by applicable Data Protection Requirements, and has filed any required registrations (the details of which are correct, proper, and suitable for the purposes for which the Company Group stores or processes the Personal Data that is the subject of such registrations) with the applicable data protection authority, including any consents or authorizations necessary to operate the Business as currently conducted, and any requirements to appoint and register a representative, database manager, or data protection officer as defined by any applicable Information Privacy and Security Law.

5.20  Suppliers and Vendors.

(a)  Schedule 5.20(a) of the Company Disclosure Schedules sets forth a list of the Company Group’s ten (10) largest suppliers and vendors as measured by the dollar amount of purchases thereby, for the twelve (12) month period ended June 30, 2023, showing the approximate total purchases by the Company Group from each such supplier, during such period.

(b)  To the knowledge of the Company, no supplier or vendor listed on Schedule 5.20(a) of the Company Disclosure Schedules has, within the last twenty-four (24) months from the date of this Agreement, (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

5.21  Accounts Receivable and Payable; Loans.

(a)  To the knowledge of the Company, all accounts receivable (if any) and notes receivable (if any) of the Company Group reflected on the Financial Statements represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the knowledge of the Company, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice or in connection with the transactions contemplated hereby.

(b)  To the knowledge of the Company, there is no contest, claim, or right of setoff in any agreement with any maker of an accounts receivable or note receivable relating to the amount or validity of such accounts receivable or note receivable that would reasonably be expected to result in a Company Material Adverse Effect. To the knowledge of the Company, all material accounts receivable or notes receivable are collectible in the ordinary course of business.

(c)  The information set forth on Schedule 5.21(c) of the Company Disclosure Schedules separately identifies any accounts receivable (if any) or note receivable (if any), in each case of value greater than $10,000 in the aggregate, of the Company Group which are owed by any Affiliate of the Company Group as of the Balance Sheet Date. The Company Group is not liable to any of its Affiliates, and no Affiliates are liable to the Company Group, for any Indebtedness.

5.22  Pre-payments. The Company Group has not received any material payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.23  Employees.

(a)  Schedule 5.23(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the Key Employees and any other employees of the Company Group with a base compensation in excess of $150,000 per year as of the date hereof, setting forth the name, title and base compensation for each such person.

(b)  There are no pending or, to the knowledge of the Company, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

5.24  Employment Matters.

(a)  Schedule 5.24(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) any applicable form of employment agreement (the “Labor Agreements”), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, share option, share purchase, share appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning any material terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the Parent true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of the Company Group.

(b)  To the knowledge of the Company, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer pursuant to any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer in any material respect. The Company Group is not a party to any collective bargaining agreement, does not have any material labor relations disputes, and, to the knowledge of the Company, there is no pending representation question or union organizing activity respecting employees of the Company Group.

5.25  Withholding. All obligations of the Company Group (other than with respect to Taxes) applicable to its employees, whether arising by operation of Law or by Contract, or attributable to payments by the Company Group to trusts or other funds or to any Authority, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business and other than with respect to Taxes), whether arising by operation of Law or by contract, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.26  Real Property.

(a)  The Company Group does not own any Real Property which is used in the Business.

(b)  Schedule 5.26(b) of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by the Company Group for the operation of the Business, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all material amendments, terminations and modifications thereof or waivers thereto (collectively, the “Real Property Leases”). The Company has provided to Parent a true and complete copy of each of the Real Property Leases.

(c)  With respect to each Real Property Lease: (i) each Real Property Lease is valid, binding and in full force and effect, subject to Creditors’ Rights; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee is in peaceable possession thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor thereof; (v) there exist no default or event of default thereunder by the Company Group; and (vi) the Company Group is not in breach and has not received notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company Group holds the leasehold estate on each of the Real Property Leases free and clear of all material Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used in all material respects, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties other than as would, individually or in the aggregate, reasonably be expected to cost the Company Group less than $25,000 to repair or otherwise remediate for any single Real Property.

5.27  Tax Matters.

(a)  (i) The Company Group has duly and timely filed all material Tax Returns which are required to be filed, and has paid all material Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to any amount of material Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any material Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) the Company Group has duly withheld or collected and paid over to the applicable Taxing Authority all Taxes required to be withheld or collected by the Company Group in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) the Company Group has collected and remitted to the applicable Taxing Authority all sales Taxes required to be collected by the Company Group; (vii) the Company Group has not requested any letter ruling from the U.S. Internal Revenue Service (the “IRS”) (or any comparable ruling from any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (ix) the Company Group has not received any written request from a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns asserting that the Company Group is or may be subject to Tax in such jurisdiction, and the Company Group does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) there is no outstanding power of attorney from the Company Group authorizing anyone (other than employees of the Company Group) to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xi) the Company Group is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xii) the Company Group has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company Group); (xiii) the Company Group has no liability for the Taxes of any other Person (other than a Subsidiary of the Company Group): (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiv) the Company Group is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xv) the Company Group has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b)  The Company Group will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(c)  The Company Group has not deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, H.R. 748 (Mar. 27, 2020) (the “CARES Act”) or received or claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, Pub. L. 116-127, H.R. 6201 (Mar. 14, 2020) or Section 2301 of the CARES Act.

(d)  The Company Group is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Redomestication Merger from qualifying for the Redomestication Intended Tax Treatment.

(e)  The Financial Statements reflect accruals in accordance with U.S. GAAP for all current Taxes of the Company Group that are unpaid or payable as of the Balance Sheet Date (except for any inaccuracies that are not material), and the Company Group has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

5.28  [reserved].

5.29  Environmental Laws.

(a)  The Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case of clauses (i), (ii), and (iii) as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)  The Company Group has delivered to the Parent all material records in its possession concerning material Liabilities arising from the Hazardous Materials Activities of the Company Group and all environmental audits and environmental assessments in the possession or reasonable control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies any material violations of Environmental Law or the presence of Hazardous Materials in quantities or concentrations that would reasonably be expected to require corrective or remedial obligation of the Company Group under any Environmental Laws on any property currently owned, leased or used by the Company Group. To the knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.30  Finders’ Fees. With respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who is entitled to any fee or commission from the Parent, Purchaser or any of its Subsidiaries (including the Company Group following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.31  Powers of Attorney and Suretyships. The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in each case, in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

5.32  Directors and Officers. Schedule 5.32 of the Company Disclosure Schedules sets forth a true, correct and complete list of all directors and officers of the Company as of the date of this Agreement.

5.33  Certain Business Practices. Neither the Company Group, nor any director or officer of the Company Group (nor, to the knowledge of the Company, any employee or other agent acting on behalf of the Company Group), in their capacities as such, has, since the date of the Company Group’s inception, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or similar Law, (iii) made any other unlawful payment or (iv) directly or, to the knowledge of the Company, indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Company Material Adverse Effect on the Company Group, or which, if not continued in the future, would reasonably be expected to adversely affect the business of the Company Group that would reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

5.34  Money Laundering Laws. The operations of the Company Group are and, since the date of its inception, have been conducted at all times in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

5.35  Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.36  EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PURCHASER PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article V, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES, OR THE ADDITIONAL AGREEMENTS, NONE OF THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO ANY MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY GROUP OR ITS AFFILIATES THAT HAVE BEEN MADE AVAILABLE TO ANY PURCHASER PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY GROUP BY THE MANAGEMENT OF THE COMPANY GROUP OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY A PURCHASER PARTY OR ANY AFFILIATE THEREOF OR ANY OTHER PARTY HERETO IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article V, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES, OR THE ADDITIONAL AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY GROUP ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY OF THE PURCHASER PARTIES OR ANY AFFILIATE THEREOF OR ANY OTHER PARTY HERETO IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

The Purchaser Parties hereby, jointly and severally, represent and warrant to the Company Group and the Sellers that, except as disclosed in the Parent SEC Documents publicly available on EDGAR at least two (2) Business Days prior to the date of this Agreement (excluding any disclosures in any “risk factors” Section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature) (the foregoing, referred to as “Publicly Disclosed”), and except as disclosed in the Purchaser Parties Disclosure Schedules, each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular Section in the disclosure schedules delivered by the Purchaser Parties to the Company and the Sellers (the “Purchaser Parties Disclosure Schedules” and together with the Company Disclosure Schedules, the “Disclosure Schedules”) shall be deemed to be an exception to the representations and warranties of the Purchaser Parties that are contained in the corresponding Section of this Article VI; provided that where it is apparent on the face of a disclosure under a particular Section of any Schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other Sections of this Agreement, such disclosure shall also be deemed to be relevant to such other Sections.

6.1  Corporate Existence and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is a business company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. Each of the Purchaser Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Each of the Purchaser Parties has made available to the Company Group accurate and complete copies of its Organizational Documents, each as currently in effect. No Purchaser Party is in violation of any provision of its Organizational Documents.

6.2  Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which either of them is a party or by which their securities are bound other than the Required Parent Stockholder Approval. This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon their execution and delivery, the Additional Agreements (to which such Purchaser Party is a party) will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms.

6.3  Governmental Authorization. Neither the execution, delivery nor performance by any Purchaser Party of this Agreement or any Additional Agreements to which it is party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority other than (a) compliance with any applicable requirements of any Antitrust Laws, (b) compliance with any applicable requirements of the Exchange Act or the Securities Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the appropriate filings and approvals under the rules of Nasdaq, (d) any other flings as expressly contemplated by this Agreement, and (e) other actions or filings the absence or omission of which would not, individually or in the aggregate be reasonably expected to prevent or materially delay or impair the Purchaser Parties’ ability to consummate the transactions contemplated hereunder.

6.4  Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement or any Additional Agreements do not and will not (i) violate, contravene or conflict with the Organizational Documents of any Purchaser Party, (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon the Purchaser Parties, (iii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which any of the Purchaser Parties is a party or bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Purchaser Party, except, in each case of clauses (ii) through (iv), for any contravention or conflicts that would not reasonably be expected to have a Purchaser Parties Material Adverse Effect.

6.5  Finders’ Fees. Except for the Deferred Underwriting Amount, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Purchaser Party or their Affiliates who is entitled to any brokerage, finder’s or other fee or commission from any Purchaser Party, any Seller, any member of the Company Group, or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6  Issuance of Exchange Consideration Shares. The Exchange Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable and free of preemptive rights.

6.7  Capitalization.

(a)  The authorized capital stock of Parent consists of 26,000,000 shares of Parent Common Stock, par value $0.0001 per share, of which 5,588,391 shares of Parent Common Stock are issued and outstanding as of the date hereof after giving effect to the completion of the Extension Redemption. 10,931,250 shares of Parent Common Stock are reserved for issuance with respect to the Parent Warrants and Parent Rights. No other shares of capital stock or other Equity Securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Law, the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock or any other Equity Securities of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except for the Sponsor Support Agreement, there are no shareholders' agreements, voting trusts or other agreements or understandings to which Parent is a party with respect to the voting of any shares of Parent.

(b)  The Purchaser is authorized to issue up to 500,000,000 Purchaser Ordinary Shares, par value $0.0001 per share, of which 100 Purchaser Ordinary Shares are issued and outstanding as of the date hereof. No other shares or other Equity Securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares will, as of the date of the Redomestication Merger, be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, BVI Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s Organizational Documents, (a) there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any other Equity Securities of Purchaser and (b) there are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Other than the Insider Letters and as otherwise Publicly Disclosed, there are no shareholders' agreements, voting trusts or other agreements or understandings to which Parent is a party with respect to the voting of any shares of Parent.

(c)  All Indebtedness of the Purchaser Parties as of the date of this Agreement that is not Publicly Disclosed is disclosed on Schedule 6.7(c) of the Purchaser Parties Disclosure Schedules. Except as Publicly Disclosed, no Indebtedness of a Purchaser Party contains any restriction upon the consummation of the transactions contemplated by this Agreement or the Additional Agreements.

(d)  Since the date of formation of Parent, and except as Publicly Disclosed, no Purchaser Party has declared or paid any distribution or dividend in respect of its shares or repurchased, redeemed (other than the Extension Redemption) or otherwise acquired any of its shares, and the respective board of directors of Parent and the Purchaser have not authorized any of the foregoing.

6.8  Trust Fund. As of the date hereof, after giving effect to the completion of the Extension Redemption, the Parent has at least $31,000,000 in the trust fund established by the Parent in connection with the IPO for the benefit of its public stockholders (the “Trust Fund”) in a trust account maintained by Continental Stock Transfer & Trust Company (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. The Investment Management Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and the Trustee, enforceable in accordance with its terms. Except as otherwise disclosed in the Parent SEC Documents, the Investment Management Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the knowledge of the Purchaser Parties, that would entitle any Person (other than (i) in respect of the Deferred Underwriting Amount for deferred underwriting commissions or Taxes set forth on Schedule 6.8 of the Purchaser Parties Disclosure Schedules, (ii) the public holders of shares of Parent Common Stock prior to the Closing who shall have elected to redeem their shares of Parent Common Stock pursuant to the Parent’s Organizational Documents in connection with the Extension Redemption or the Closing Redemption or (iii) if Parent fails to complete a Business Combination within the allotted time period and liquidates the Trust Fund, subject to the terms of the Investment Management Trust Agreement, Parent in limited amounts to permit Parent to pay the expenses of the Trust Account’s liquidation and dissolution, and then Parent’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are required to be released, except to pay Taxes from any interest income earned in the Trust Account in accordance with the terms of the Investment Management Trust Agreement, and to redeem Parent Common Stock pursuant to the Parent’s Organizational Documents in connection with the Extension Redemption or the Closing Redemption. As of the date of this Agreement, there are no Actions pending or, to the knowledge of the Purchaser Parties, threatened, with respect to the Trust Account. As of the date hereof, the Parent has not been notified that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Purchaser (subject to the Closing Redemption and to applicable Law) on the Closing Date. The Parent has not released any money from the Trust Account other than as permitted by the Investment Management Trust Agreement. As of the Closing, the obligations of the Parent to dissolve or liquidate pursuant to its Organizational Documents shall terminate and the Parent shall have no obligation whatsoever pursuant to its Organizational Documents to dissolve and liquidate the assets of the Parent by reason of the consummation of the transactions contemplated herein. Following the Closing, no stockholder of the Purchaser is or shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Purchaser Common Stock for redemption pursuant to the Closing Redemption in compliance with the Parent’s Organizational Documents.

6.9  Listing. As of the date hereof, the Parent Units, Parent Common Stock, Parent Public Warrants and Parent Rights are listed on Nasdaq, with trading symbols “IGTAU,” “IGTA,” “IGTAW,” and “IGTAR.”

6.10  Board Approval. Each of the board of directors of Parent and the Purchaser (including any required committee or subgroup of such boards) has, as of the date of this Agreement, (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are fair and in the best interests of the stockholders or shareholders of the Purchaser Parties, as applicable, (iii) solely with respect to the Parent Board, determined that the transactions contemplated hereby constitute a Business Combination, and (iv) approved this Agreement and the Additional Agreements to which such Purchaser Party is a party or bound, the consummation of the transactions contemplated hereby and thereby, and the performance by such Purchaser Party of its obligations hereunder and thereunder.

6.11  Parent SEC Documents and Financial Statements; Internal Controls.

(a)  Except as otherwise disclosed in the Parent SEC Documents, Parent, since its formation, has filed on a timely basis all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) all of its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, (v) Parent’s Form S-1, and (vi) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.11) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)  The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents (collectively, the “Parent Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the consolidated financial position of the Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the periods reflected therein. The Parent Financial Statements (i) were prepared from the Books and Records of the Parent and its Subsidiaries; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the consolidated financial condition of the Parent and its Subsidiaries as of their dates; (iv) were audited in accordance with the standards of the PCAOB by a PCAOB qualified and registered auditor; and (v) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Parent and its Subsidiaries with respect to the periods then ended.

(c)  Since its IPO, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with U.S. GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent and its Subsidiaries is made known to the principal executive officer and principal financial officer by others within Parent. Parent and its Subsidiaries maintain and, for all periods covered by the Parent Financial Statements, have maintained Books and Records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent and its Subsidiaries in all material respects.

(d)  Parent and its Subsidiaries have not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)  Since the IPO, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Purchaser Parties, threatened against Parent by Nasdaq or the SEC, respectively, with respect to any intention to deregister shares of Parent Common Stock or prohibit or terminate the listing of shares of Parent Common Stock on Nasdaq. Parent has not taken any action that is designed to terminate the registration of shares of Parent Common Stock under the Exchange Act.

(f)  Since its incorporation and to the date of this Agreement, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent, (ii) a “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(g)  Except as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Parent’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted, absolute, determined, determinable or otherwise) of Parent or any of its Subsidiaries. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet (or reflected in the footnotes thereto) are included in the Parent Financial Statements.

6.12  Litigation. There is no Action (or any basis therefore) pending against or, to the knowledge of the Purchaser Parties, threatened against any Purchaser Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments or Orders against the Purchaser Parties. No Purchaser Party is, or has previously been, subject to any legal proceeding with any Authority.

6.13  Business Activities. Since its incorporation, Parent has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of its initial Business Combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreement, the performance of its covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Parent’s Organizational Documents, there is no Contract binding upon the Parent or to which the Parent is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). Since December 31, 2022, there has not been a Purchaser Parties Material Adverse Effect. Since its formation, the Purchaser has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Additional Agreements to which it is a party and the transactions contemplated by this Agreement, and, other than this Agreement and the Additional Agreements to which it is a party, the Purchaser is not party to or bound by any Contract.

6.14  Compliance with Laws; Permits. No Purchaser Party is in violation of, has violated, or is under investigation with respect to any violation or alleged violation of, any Law, or Order entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and no Purchaser Party has previously received any subpoenas by any Authority. Each Purchaser Party holds all permits, licenses, consents and authorizations necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such permit, license, consent or authorization, or such permit, license, consent or authorization to be in full force and effect would not reasonably be expected to have a Purchaser Parties Material Adverse Effect.

6.15  Money Laundering Laws. The operations of the Purchaser Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser Parties, threatened.

6.16  OFAC. Neither the Purchaser Parties, nor any director or officer of the Purchaser Parties (nor, to the knowledge of the Purchaser Parties, any agent, employee, Affiliate or Person acting on behalf of the Purchaser Parties) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), the Crimea region of Ukraine, Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country or territory sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

6.17  Not an Investment Company. Neither Purchaser Party is an “investment company” or a Person directly or indirectly controlled by or acting on behalf of an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.18  Tax Matters

(a)  (i) Parent has duly and timely filed all material Tax Returns which are required to be filed it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to any amount of material Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any material Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) Parent has duly withheld or collected and paid over to the applicable Taxing Authority all Taxes required to be withheld or collected by Parent in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) Parent has collected and remitted to the applicable Taxing Authority all sales Taxes required to be collected by Parent; (vii) Parent has not requested any letter ruling from the IRS (or any comparable ruling form any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (ix) Parent has not received any written request from a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction, and Parent does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) there is no outstanding power of attorney from Parent authorizing anyone (other than employees of Parent) to act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (xi) Parent is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xii) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent); (xiii) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiv) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xv) Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b)  Parent will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(c)  Parent has not deferred the employer’s share of any “applicable employment taxes” under the “CARES Act or received or claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, Pub. L. 116-127, H.R. 6201 (Mar. 14, 2020) or Section 2301 of the CARES Act.

(d)  Parent is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Redomestication Merger from qualifying for the Redomestication Intended Tax Treatment.

6.19  Transactions with Affiliates. There are no Contracts between (a) any Purchaser Party, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Purchaser Party, on the other hand (each Person identified in this clause (b), a “Parent Related Party”), other than Contracts with respect to a Parent Related Party’s employment with, or the provision of services to, any Purchaser Party that were entered into in the ordinary course of business (including with regard to benefit plans, indemnification arrangements and other ordinary course compensation matters).

6.20  Certain Business Practices. Neither Purchaser Party, nor any director or officer of a Purchaser Party (nor, to the knowledge of the Purchaser Parties, any employee or other agent acting on behalf of a Purchaser Party), in their capacities as such, has, since the date of the applicable Purchaser Party’s inception, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or similar Law, (iii) made any other unlawful payment or (iv) directly or, to the knowledge of the Purchaser Parties, indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser Parties or assist the Purchaser Parties in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Purchaser Parties Material Adverse Effect, or which, if not continued in the future, would reasonably be expected to adversely affect the business of the Purchaser Parties that would reasonably be expected to subject the Purchaser Parties to suit or penalty in any private or governmental litigation or proceeding.

6.21  Employees and Employee Benefit Plans. No Purchaser Party (a) has any paid employees or (b) maintains, sponsors, contributes to or otherwise has any Liability under, any employee benefit plans.

6.22  Properties. No Purchaser Party owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. No Purchaser Party owns or leases any material Real Property or personal property.

6.23  Material Contracts.

(a)  Other than this Agreement and the Additional Agreements, and except as otherwise Publicly Disclosed, there are no Contracts to which a Purchaser Party is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $250,000, (ii) may not be cancelled by Purchaser on less than thirty (30) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of a Purchaser Party as its business is currently conducted, any acquisition of material property by a Purchaser Party, or restricts in any material respect the ability of a Purchaser Party to engage in business as currently conducted by it or to compete with any other Person or to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party (each, a “Parent Material Contract”). All Parent Material Contracts have been made available to the Company other than those that are exhibits to the Parent SEC Documents.

(b)  With respect to each Parent Material Contract: (i) the Parent Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Parent Material Contract is legal, valid, binding and enforceable in all material respects against the applicable Purchaser Party and, to the knowledge of the Purchaser Parties, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Creditors’ Rights); (iii) no Purchaser Party is in breach or default in any material respect thereunder; and (iv) to the knowledge of the Purchaser Parties, no other party to any Parent Material Contract is in breach or default in any material respect thereunder.

6.24  Insurance. Schedule 6.24 of the Purchaser Parties Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Purchaser Party relating to a Purchaser Party or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and each Purchaser Party is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the knowledge of Purchaser Parties, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by a Purchaser Party. The Purchaser Parties have each reported to their insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Purchaser Parties Material Adverse Effect.

6.25  Independent Investigation. Each of the Purchaser Parties has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) and assets of the Company Group and the Sellers and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company Group and the Sellers for such purpose. Each of the Purchaser Parties acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Sellers set forth in this Agreement (subject to the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser Parties pursuant hereto, and the information provided by or on behalf of the Company Group or the Sellers for the Registration Statement.

6.26  EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, ANY SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article VI, AS QUALIFIED BY THE PURCHASER PARTIES DISCLOSURE SCHEDULES, OR THE ADDITIONAL AGREEMENTS, NONE OF THE PURCHASER PARTIES OR ANY AFFILIATE THEREOF MAKES, AND EACH SUCH PERSON EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO ANY MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE PURCHASER PARTIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, ANY SELLER OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE PURCHASER PARTIES BY THE MANAGEMENT OF THE PURCHASER PARTIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, ANY SELLER OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article VI, AS QUALIFIED BY THE PURCHASER PARTIES DISCLOSURE SCHEDULES, OR THE ADDITIONAL AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY PURCHASER PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY PURCHASER PARTY OR ANY AFFILIATE THEREOF OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY. ANY SELLER OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article VII
COVENANTS

7.1  Conduct of the Business of the Company.

(a)  From the date hereof through the earlier of the termination of this Agreement in accordance with Section 12.1 or the Closing (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in all material respects only in the ordinary course, consistent with past practices, and the Company shall not, and shall cause its Subsidiaries not to, enter into any material transactions without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), and shall use their commercially reasonable efforts to preserve substantially intact their respective business relationships with key employees, key suppliers and other Persons with whom they have material business dealings (it being understood that no action or failure to act permitted by Section 7.1(b) shall constitute a breach of this sentence), except as set forth on Schedule 7.1. Notwithstanding anything to the contrary provided in this Agreement, none of the Company and its Subsidiaries shall be required to carry out any action or be prohibited from carrying out any action which would be inconsistent with any Law or which is expressly contemplated in this Agreement.

(b)  During the Interim Period, except as contemplated by the terms of this Agreement (including any Transaction Financing) or as set forth on Schedule 7.1, without the Parent’s prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i)  materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement or as required by applicable Law;

(ii)  amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group or the Purchaser Parties, which involve payments in excess of $100,000;

(iii)  modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $150,000 per year or $300,000 in the aggregate over the life of such Contract, other than in the ordinary course of business;

(iv)  make any capital expenditures in excess of $250,000 individually for any project or set of related projects or $500,000 in the aggregate;

(v)  sell, lease, license or otherwise dispose of any of the Company Group’s assets or assets covered by any Contract except (i) pursuant to existing Contracts or commitments disclosed herein, (ii) sales of inventory in the ordinary course consistent with past practice, or (iii) not exceeding $50,000 per asset or $150,000 in the aggregate;

(vi)  pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder (other than, in the case of any stockholder that is an employee, officer director or consultant of the Company or its Subsidiaries, payments of salary, benefits, leases, commissions and similar payments in the ordinary course of business);

(vii)  authorize any salary increase (A) of more than fifteen percent (15%) for any employee making an annual salary equal to or greater than $150,000 or (B) in excess of ten (10%) for all employees in the aggregate or materially increase the bonus or profit sharing policies of the Company Group other than in the ordinary course of business consistent with past practice;

(viii)  obtain or incur any Indebtedness, including drawings under the Company Group’s existing lines of credit, in an amount that exceeds $6,000,000 in the aggregate;

(ix)  incur any material Lien on the Company Group’s material assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;

(x)  merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xi)  permit any material insurance policy protecting any of the Company Group’s material assets with an aggregate coverage amount in excess of $150,000 to lapse unless a replacement policy having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xii)  except as required by U.S. GAAP or applicable Law, make any material change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any inventory or assets other than in the ordinary course of business consistent with past practice;

(xiii)  with respect to the Company only, change the principal place of business or jurisdiction of organization;

(xiv)  extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $50,000, or extend any loans other than travel or other expenses to officers, directors, employees or consultants;

(xv)  issue, redeem or repurchase any share capital or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its share capital;

(xvi)  make or change any material Tax election or change any annual Tax accounting periods relating to material Taxes, except as required by applicable Law; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; or enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any material Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); or surrender or forfeit any right to claim a material Tax refund; or knowingly take or fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Redomestication Intended Tax Treatment; or

(xvii)  undertake any legally binding obligation to do any of the foregoing.

(c)  Without limiting Sections 7.1(a) and 7.1(b), during the Interim Period, without the prior written consent of the Parent, (i) the Company shall not issue any Company Shares, and (ii) no Seller shall sell, transfer or dispose of any Company Shares owned by such Seller, in either case of clauses (i) and (ii), unless the recipient or transferee of such Company Shares (x) becomes a Joining Seller hereunder by executing and delivering to the Parent, Purchaser and the Company a Joinder Agreement (after the effective date of the Registration Statement unless such transferee is a Company Insider), which Joinder Agreement contains an acknowledgement by such holder of Company Shares that it has received the definitive Registration Statement, and which Joinder Agreement is accepted in writing and executed and delivered by the Parent, Purchaser and the Company, and (y) executes and delivers to the Parent, Purchaser and the Company any Additional Agreements which such transferee would have been required to be a party or bound if such transferee were a Seller on the date of this Agreement or to which the transferring Seller is otherwise bound. The parties shall make any appropriate adjustments to Annex I and each Seller’s Pro Rata Share to account for any such new Joining Seller.

7.2  Conduct of the Business of the Purchaser Parties.

(a)  During the Interim Period, the Parent (and the Purchaser after the Redomestication Effective Time) shall remain a “blank check company” as defined under the Securities Act, shall keep current and timely file all of its public filings with the SEC, and neither the Parent or the Purchaser shall conduct any business operations or activities other than as required in connection with this Agreement and the Parent’s ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Notwithstanding anything to the contrary provided in this Agreement, none of the Purchaser Parties and their respective Subsidiaries shall be required to carry out any action or be prohibited from carrying out any action which would be inconsistent with any Law or which are expressly contemplated in this Agreement.

(b)  Without limiting the generality of the foregoing, during the Interim Period, except as contemplated by the terms of this Agreement (including any Transaction Financing), without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), the Purchaser Parties shall not, and shall cause their respective Subsidiaries, if any, not to:

(i)  amend, waive or otherwise change or fail to comply with the Investment Management Trust Agreement in any manner adverse to the Purchaser Parties or the Purchaser Parties’ ability to consummate the transactions contemplated by this Agreement;

(ii)  amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(iii)  make any capital expenditures;

(iv)  split, combine, recapitalize or reclassify any of its Equity Securities or issue any other securities in respect thereof, or pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder;

(v)  waive, release, assign, settle or discharge any claim or Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Parent or its Subsidiary) not in excess of $50,000 (individually or in the aggregate);

(vi)  establish any Subsidiary or enter into any new line of business;

(vii)  obtain or incur any Indebtedness or Liability in excess of $350,000 in the aggregate (other than (A) Indebtedness owed to any Lenders pursuant to working capital loans made in accordance with the IPO Prospectus, (B) Trust Account extension fees incurred in accordance with the Investment Management Trust Agreement, or (C) up to $1,200,000 for legal or accounting advisor and/or other professional and regulatory fees incurred in connection with the transactions contemplated by this Agreement);

(viii)  except in connection with any Transaction Financing, issue, sell, pledge, redeem, repurchase or otherwise acquire any of the Equity Securities of a Purchaser Party (other than redemptions of the Parent’s (or after the Redomestication Merger, the Purchaser’s) public shareholders as required by the Parent’s Organizational Documents (or after the Redomestication Merger, the Purchaser’s Organizational Documents) and the IPO Prospectus in connection with the Extension (the “Extension Redemption”) or the Closing (the “Closing Redemption”)), engage in any hedging transaction with a third Person with respect to any Equity Securities of a Purchaser Party or enter into any agreement, understanding or arrangement with respect to the voting of its Equity Securities;

(ix)  make or change any material Tax election or change any annual Tax accounting periods relating to material Taxes, except as required by applicable Law; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; or enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any material Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); or surrender or forfeit any right to claim a material Tax refund; or knowingly take or fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Reincorporation Intended Tax Treatment;

(x)  revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting the Parent’s outside auditors;

(xi)  fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii)  terminate, waive or assign any material right under any Parent Material Contract;

(xiii)  (A) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business or (B) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xiv)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Redomestication Merger);

(xv)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any Authority to be obtained in connection with this Agreement; or

(xvi)  undertake any legally binding obligation to do any of the foregoing.

7.3  No Solicitation. During the Interim Period, other than in connection with the transactions contemplated hereby (including any Transaction Financing), neither the Company, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents (as applicable to each such Person, such Person’s “Representatives”) not to, directly or indirectly, (i) knowingly encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions to which the Company Group or any Purchaser Party is a party (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of more than 50% of the consolidated assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or more than 50% of the share capital or capital stock of the Company Group or the Purchaser Parties in a single transaction or series of transactions. With respect to the Purchaser Parties, an Alternative Transaction will also include any Business Combination with a Person other than the Company or its Affiliates; and with respect to the Company, an Alternative Transaction will also include any initial business combination with a special purpose acquisition company other than the Purchaser Parties. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company or its Subsidiaries or the Parent or its Subsidiaries or any of their respective Representatives (each, an “Alternative Proposal”), the Company or the Parent, as the applicable party that receives such Alternative Proposal (directly or indirectly through its Representatives), shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other such party in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company and the Purchaser Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

7.4  Access to Information. During the Interim Period, the Company and the Purchaser Parties shall, to the best of their abilities and to the extent permitted by Law, (a) continue to give the other party, its legal counsel and other Representatives reasonable access to its offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other Representatives such information relating to the business of such party and its Subsidiaries as such Persons may reasonably request and (c) cause its Representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, no party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any Contract to which it is a party or to which it is subject or applicable Law; provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and the basis on which the access not granted and/or information not disclosed.

7.5  Notices of Certain Events. During the Interim Period, each party shall promptly notify the other parties of:

(a)  any notice or other communication from any Person (including any Authority) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Share or Equity Securities of a Purchaser Party or any of the Company Group’s or the Purchaser Parties’ assets;

(b)  any notice containing substantive communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)  the occurrence of any fact(s) or circumstance(s) which constitute or result in, or which would reasonably expected to constitute or result in, with respect to notifications by the Company or any Seller, a Company Material Adverse Effect or, with respect to notifications by a Purchaser Party, a Purchaser Parties Material Adverse Effect;

(d)  any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements; and

(e)  the occurrence of any fact(s) or circumstance(s) which results, or would reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact, in each case that would result in the failure to satisfy the condition to the other party’s obligation to close as set forth in Section 10.2(b) or 10.3(b), as applicable.

7.6  SEC Filings; Section 16 Filings

(a)  The Company acknowledges that: (i) the Parent’s stockholders must approve the transactions contemplated by this Agreement prior to the Share Exchange contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its stockholders requiring Purchaser Parties to prepare and file with the SEC a Proxy Statement and Registration Statement (as defined in Section 9.5); (ii) the Purchaser Parties will be required to file with the SEC quarterly and annual reports that may be required to contain information about the transactions contemplated by this Agreement; and (iii) the Parent will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)  In connection with any filing the Purchaser Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use its commercially reasonable efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their commercially reasonable efforts to (i) cooperate with the Purchaser Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any required information reasonably requested by the Purchaser Parties in connection with any filing with the SEC.

(c)  During the Interim Period, the Parent (and after the Redomestication Merger, the Purchaser) shall keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Parent Common Stock, the Parent Rights and the Parent Public Warrants on Nasdaq (and the respective Purchaser Securities issued in exchange for such Parent Securities in the Redomestication Merger); provided, that the parties acknowledge and agree that from and after the Closing, the parties intend to list on Nasdaq only the Purchaser Ordinary Shares and the Purchaser Public Warrants.

(d)  The Purchaser Parties shall use commercially reasonable efforts (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Purchaser Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement (including any Transaction Financing) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Purchaser, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.7  Trust Account. Subject to Section 13.5, the parties agree that after the Closing, the Purchaser shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) first, all amounts payable to public stockholders of the Purchaser who have their Purchaser Ordinary Shares redeemed in the Closing Redemption, (ii) second, the Deferred Underwriting Amount to the underwriter in the IPO, (iii) third, the unpaid expenses of the Purchaser Parties and the Company Group (including legal and accounting fees) to the third parties to which they are owed, (iv) fourth, the repayment of any Sponsor Loans in accordance with Section 13.5(b) and (iv) the remaining monies in the Trust Account to either the Purchaser or the Company or its Subsidiaries, as directed by the Company. Except as otherwise provided in the Investment Management Trust Agreement, the Purchaser Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement, or withdraw any funds from the Trust Account, without the prior written consent of the Company.

7.8  Transaction Financing. Without limiting anything to the contrary contained herein, during the Interim Period, the Purchaser Parties shall use their best efforts to enter into financing agreements (any such agreements, “Financing Agreements”) on such terms as the Parent and the Company shall agree (each of the Parent’s and the Company’s agreement thereto not to be unreasonably withheld, conditioned or delayed) (collectively, the “Transaction Financing”) and, if requested by the Parent, the Company shall, and shall cause its Representatives to, reasonably cooperate with the Purchaser Parties in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Parent). Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions in clauses (i) or (ii) below that would not materially increase conditionality or impose any new material obligation on the Company Group or the Purchaser Parties, during the Interim Period, the Purchaser Parties shall not (i) reduce the committed investment amount to be received by a Purchaser Party or the Company Group under any Financing Agreement or reduce or impair the rights of a Purchaser Party or the Company Group under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). The Purchaser Parties and the Company shall use their best efforts to consummate the Transaction Financing in accordance with the Financing Agreements. Without limiting the foregoing, the Purchaser Parties and the Company shall use their best efforts to meet the condition to the Closing set forth in Section 10.1(i).

7.9  Directors’ and Officers’ Indemnification and Insurance.

(a)  The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers (or equivalent role) of the Purchaser Parties or the Company or its Subsidiaries (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Purchaser Parties in effect on the date hereof and disclosed in Schedule 7.9(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Purchaser shall cause the Organizational Documents of Purchaser and the Company and its Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the respective Person to the extent permitted by applicable Law. The provisions of this Section 7.9 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b)  The Purchaser Parties shall obtain and fully pay at the Closing (or to the extent permitted by such policies while still allowing effectiveness from the Closing, promptly after the Closing) out of the remaining proceeds of the Trust Fund after the Closing Redemption and/or Transaction Financing proceeds the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Purchaser Parties be required to expend for such policies pursuant to this Section 7.9(b) an aggregate amount in excess of 200% of the amount per annum that the Parent paid in its last full fiscal year, which amount is set forth in Schedule 7.9(b). Purchaser shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term and honor all obligations thereunder.

7.10  Reporting and Compliance with Laws. During the Interim Period, each of the Company Group and the Purchaser Parties shall duly and timely file all material Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all material Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

7.11  Employment Agreements. During the Interim Period, each of the Company and the Purchaser Parties shall use their commercially reasonable efforts to cause the individuals set forth on Schedule 7.11 (including the Key Employees) to enter into new employment agreements (the “Employment Agreements”) with the Purchaser, in each case effective as of the Closing, in form and substance reasonably acceptable to Parent and the Company.

Article VIII
COVENANTS OF THE COMPANY

8.1  Annual and Interim Financial Statements.

(a)  The Company shall use its commercially reasonable efforts to deliver to the Purchaser Parties on or prior to October 31, 2023 true and complete copies of (i) the consolidated balance sheets of the Company Group as of September 30, 2022 and September 30, 2021, and the related consolidated statements of income, cash flows and changes in shareholder equity of the Company Group for the year periods then ended, each audited by a PCAOB qualified auditor in accordance with PCAOB standards (the “PCAOB Audited Company Financials”), and (ii) the unaudited consolidated balance sheet of the Company Group as of June 30, 2023, and the related unaudited consolidated statements of income, cash flows and changes in shareholder equity of the Company Group for the nine (9) month period then ended, each reviewed by a PCAOB qualified auditor in accordance with PCAOB standards (the “PCAOB Reviewed Quarterly Company Financials” and, together with the PCAOB Audited Company Financials, the “PCAOB Company Financials”).

(b)  During the Interim Period, within forty (40) calendar days following the end of each three-month fiscal quarterly period, the Company Group shall use its commercially reasonable efforts to deliver to the Purchaser Parties, for the first three fiscal quarters of the year, unaudited consolidated financial statements of the Company and its Subsidiaries reviewed by the Company’s auditor. During the Interim Period, the Company shall also promptly deliver to the Purchaser Parties copies of any audited annual consolidated financial statements of the Company and its Subsidiaries that the Company’s auditor may issue.

8.2  Additional Agreements. The Company will use its commercially reasonable efforts to cause the Significant Shareholders to enter into Lock-Up Agreements and the Amended Registration Rights Agreement.

Article IX
ADDITIONAL COVENANTS

9.1  Efforts; Further Assurances.

(a)  Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement (including the receipt of all approvals, consents or Permits from Authorities or other third parties, including Company Group Consents, that are required for the consummation of the transactions contemplated by this Agreement and the Additional Agreements).

(b)  The parties hereto shall reasonably cooperate with each other and execute and deliver such other documents, certificates, agreements and other writings and use their commercially reasonable efforts to take such other actions as may be necessary, proper or advisable on their part under this Agreement and applicable Laws in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(c)  The Purchaser Parties and the Company shall use commercially reasonable efforts to take all actions as may be reasonably requested by any such Authority to obtain all applicable approvals, consents or Permits from such Authority that are required for the consummation of the transactions contemplated by this Agreement and the Additional Agreements. In furtherance and not in limitation of the foregoing, each applicable party hereto agrees, at such party’s sole cost and expense, to make an appropriate filings promptly after the date hereof pursuant to the requirements of any Antitrust Laws with respect to the transactions contemplated hereby, and to supply as promptly as reasonably practicable any additional information or documents that may be requested pursuant to such Antitrust Laws and to reasonably cooperate with the other parties and use commercially reasonable efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under any applicable Antitrust Laws as soon as reasonably practicable.

(d)  As soon as reasonably practicable following the date of this Agreement, the parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Authorities approve the transactions contemplated by this Agreement. Each party shall give prompt written notice to the Parent and the Company, as applicable, if such party or any of its Representatives receives any notice from such Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the Parent and the Company, as applicable, with a copy of such Authority notice. Subject to applicable Law, no party shall initiate or participate in any meeting or discussion with any Authority with respect to any filings, applications, investigations or other inquiry in connection with the transactions contemplated hereby without, to the extent practicable, giving the Company and the Parent, as applicable, reasonable prior notice of the meeting. If any Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, each of the Company Group and the Purchaser Parties shall arrange for Representatives of such party to be present for such hearing or meeting to the extent permitted by the Authority. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Additional Agreement as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Additional Agreements, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by an Authority or private Person challenging the transactions contemplated by this Agreement, or any Additional Agreement, the parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Additional Agreements.

9.2  Tax Matters.

(a)  Parent and Purchaser shall use their reasonable best efforts to cause the Redomestication Merger to qualify for the Redomestication Intended Tax Treatment, and none of Parent, Purchaser, the Company and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Closing, would reasonably be expected to prevent or impede the Redomestication Merger from qualifying for such intended Tax treatment.

(b)  Each of Parent, Purchaser, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Redomestication Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Redomestication Merger), and shall take no position inconsistent with the Redomestication Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c)  Any and all Transfer Taxes shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Company. The party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Any expenses incurred in connection with the filing of such Tax Returns or other documentation shall be borne equally by Parent and the Company. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(d)  In the event the SEC requires a tax opinion regarding the Redomestication Intended Tax Treatment, the Purchaser Parties will use their reasonable best efforts to cause Loeb & Loeb LLP to deliver such tax opinion to the Purchaser Parties. Each party shall use commercially reasonable efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.

(e)  Within one hundred twenty (120) days after the end of Purchaser’s current taxable year and each subsequent taxable year of Purchaser for which Purchaser reasonably believes that Purchaser may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), the Purchaser shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to their shareholders as of immediately prior to the Closing. If Purchaser determines that Purchaser was, or could reasonably be deemed to have been, a PFIC in such taxable year, Purchaser shall use commercially reasonable efforts to provide the statements and information (including, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable its shareholders as of immediately prior to the Closing and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Purchaser or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 9.2(e), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of (x) two (2) years after the end of the current taxable year of Purchaser or (y) such time as Purchaser has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

9.3  Disclosure Schedule Updates. During the Interim Period, the Company and the Sellers will have the right, but not the duty, to update the Company Disclosure Schedules, and Parent will have the right, but not the duty, to update the Purchaser Parties Disclosure Schedules, in each case by providing notice to the other in accordance with the terms of this Agreement, to add disclosures with respect to actions taken by or on behalf of such party or its Subsidiaries after the date of this Agreement that are either (i) expressly contemplated by the terms of this Agreement or (ii) in the ordinary course of business and expressly permitted under the terms of this Agreement, including under Sections 7.1 and 7.2 hereof, as applicable. Any such update, so long as it is provided at least five (5) Business Days prior to the Closing and otherwise fulfills the requirements of this Section 9.3, will be deemed to cure any inaccuracy or breach as of the Closing Date with respect to such matters, except to the extent that such matters would constitute, individually or in the aggregate, a Purchaser Parties Material Adverse Effect or Company Material Adverse Effect, as applicable.

9.4  Compliance with SPAC Agreements. If required by the counterparties thereto or deemed reasonably appropriate or necessary by the Company or the Parent, the Purchaser shall assume the obligations under each of the applicable agreements entered into in connection with the IPO for which such an assumption is so deemed to be reasonably appropriate or necessary.

9.5  Registration Statement.

(a)  As promptly as practicable after the date hereof, Purchaser Parties shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company Group, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Securities to be issued in the Redomestication Merger and Share Exchange, which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Parent stockholders for the matters to be acted upon at the Parent Special Meeting and providing the public stockholders of Parent an opportunity in accordance with Parent’s Organizational Documents and the IPO Prospectus to have their Parent Common Stock redeemed in conjunction with the stockholder vote on the Parent Stockholder Approval Matters as defined below. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent stockholders to vote, at an extraordinary general meeting of Parent stockholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Redomestication Merger and the Share Exchange, by the holders of Parent Common Stock in accordance with the Parent’s Organizational Documents, Delaware Law, BVI Law and the rules and regulations of the SEC and Nasdaq, (ii) if and to the extent required by the Organizational Documents of a Purchaser Party, Delaware Law or BVI Law or the rules and regulations of the SEC or Nasdaq, the issuance of any Purchaser Securities in connection with the Transaction Financing, including adoption and approval of the issuance of more than twenty percent (20%) of the outstanding Purchaser Ordinary Shares, (iii) the adoption and approval of a new post-Closing equity incentive plan for Purchaser in form mutually agreed upon between the Parent and the Company (the “Purchaser Equity Incentive Plan”), (iv) to the extent required to be approved by holders of Parent Common Stock, the adoption and approval of the Amended Purchaser Organizational Documents, (v) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 2.5(b) hereof, (vi) such other matters as the Company and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Redomestication Merger, the Share Exchange and the other transactions contemplated by this Agreement and the Additional Agreements (the approvals described in foregoing clauses (i) through (vi), collectively, the “Parent Stockholder Approval Matters”), (vii) an amendment to Parent’s Amended and Restated Certificate of Incorporation, effective immediately prior to the Redomestication Merger, to remove the “Redemption Limitation” requirements set forth in Sections 9.2(a), 9.2(e) and 9.2(f) thereof in connection with the transactions contemplated by this Agreement (the “Redemption Limitation Amendment”), and (viii) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent.

(b)  Parent, acting through its board of directors (or a committee thereof), shall (i) recommend to the Parent Stockholders to vote for each of the Parent Stockholder Approval Matters (and shall not change, modify or revoke such recommendation), (ii) use its commercially reasonable efforts to solicit from its stockholders proxies or votes in favor of the approval of the Parent Stockholder Approval Matters, and (iii) take all other action necessary or advisable to secure the approval of the Parent Stockholder Approval Matters as promptly as practicable after the Registration Statement has become effective. If on the date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Stockholder Approval (as defined below), whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting; provided that the Parent Special Meeting may not be postponed or adjourned by an aggregate of more than ten (10) Business Days without the Company’s prior written consent. In connection with the Registration Statement, Parent, Purchaser and the Company will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Parent’s organizational documents, Delaware Law, BVI Law and the rules and regulations of the SEC and Nasdaq.

(c)  The Purchaser Parties shall cooperate and provide the Company Group and its Representatives with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall, as promptly as reasonably practicable, provide the Purchaser Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct in all material respects, shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group), and shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder; and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall cause their managers, directors, officers and employees to be reasonably available to the Purchaser Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC. If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Parent shall provide such information concerning Parent and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The Purchaser Parties will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Redomestication Merger, the Share Exchange and the other transactions contemplated hereby.

(d)  The Purchaser Parties shall take any and all commercially reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the Parent Special Meeting and to the cause the Registration Statement to become effective. Each party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available, at a reasonable time and location, to the Company Group, the Purchaser, Parent and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser Parties shall amend or supplement the Registration Statement for any such corrections and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC.

(e)  As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Purchaser Parties shall distribute the Proxy Statement to Parent’s stockholders, and, pursuant thereto, shall call the Parent Special Meeting in accordance with Delaware Law for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(f) If the Parent’s stockholders approve the Redemption Limitation Amendment at the Parent Special Meeting, then promptly after the Parent Special Meeting and prior to the Redomestication Merger, the Parent shall amend its Amended and Restated Certificate of Incorporation in accordance with the amendments contemplated by the Redemption Limitation Amendment.

(g)  The Purchaser Parties will comply with all applicable Laws, any applicable rules and regulations of Nasdaq, their respective Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement and Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Parent Special Meeting and the Closing Redemption.

9.6  Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement (and except solely to the extent required to be disclosed, based on the advice of outside counsel, in any future registration statement of Parent for any future Business Combination subsequent to the termination of this Agreement), during the Interim Period and, in the event that this Agreement is terminated in accordance with Section 12.1, for a period of two (2) years after such termination, the Company, on the one hand, and the Purchaser Parties, on the other hand (for purposes hereof, as applicable, the “Receiving Party”), shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law, all documents and information concerning the other set of parties (for purposes hereof, the “Disclosing Party”) or their respective Representatives, shareholders, customers, properties, financial condition, business or operations furnished to it by or on behalf of the Disclosing Party or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown by the Receiving Party to have been (a) previously known by the Receiving Party without an obligation of confidentiality with respect thereto, (b) in the public domain through no fault of, or breach of this Agreement by, the Receiving Party or its Representatives or (c) later lawfully acquired by the Receiving Party from an unaffiliated third-party source on a non-confidential basis, which source is not a Representative of the Disclosing Party, without any breach by such source of any obligation of confidentiality to the Disclosing Party) (“Confidential Information”), and the Receiving Party and its Representatives shall not release or disclose any Confidential Information to any other Person, except its Representatives in connection with this Agreement. In the event that the Receiving Party or its Representatives are required to disclose any Confidential Information pursuant to applicable Laws, to the extent permitted by applicable Law, the Receiving Party shall give timely written notice to the Disclosing Party so that the Disclosing Party may have an opportunity to obtain a protective order or other appropriate relief, and the Disclosing Party and its Representatives shall only disclose the minimum amount of such Confidential Information so required to be disclosed. For the avoidance of doubt, the obligations set forth in this Section 9.6 shall not limit any obligation with respect to any information of any party under any existing confidentiality or non-disclosure agreements (“Existing NDAs”).

9.7  SPAC Extension. Parent has filed its definitive proxy materials to extend the date by which it has to consummate a business combination from September 13, 2023 to June 13, 2024 (the “Extension”). During the Interim Period, Parent will use its best efforts to pursue and preserve the Extension through the Closing, including as promptly as practicable after the date hereof (but in any event on or prior to September 13, 2023), holding a meeting of Parent’s shareholders to approve the Extension and the amendments to the Parent’s Organizational Documents and the Investment Management Trust Agreement in connection therewith, and, upon approval of the Extension by Parent’s stockholders, filing such amendments to the Parent’s amended and restated certificate of incorporation with the Secretary of State of the State of Delaware.

Article X
CONDITIONS TO CLOSING

10.1  Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by the Parent and the Company of all the following conditions:

(a)  No Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making any of the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of any of the transactions contemplated by this Agreement.

(b)  Any waiting period (and any extension thereof) under any applicable Antitrust Laws relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(c)  The Redomestication Merger shall have been consummated and the applicable certificates and documents filed and registered in the appropriate jurisdictions, and prior to the Closing, the Purchaser shall have amended and restated its Organizational Documents to be in substantially the form of the Amended Purchaser Organizational Documents and the Name Change shall have been completed.

(d)  The SEC shall have declared the Registration Statement effective and shall remain effective as of the Closing. No stop Order or similar Order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(e)  The Parent Stockholder Approval Matters that are submitted to the vote of the stockholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement and Parent’s Organizational Documents shall have been approved by the requisite vote of the stockholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Stockholder Approval”).

(f)  In the event that the Redemption Limitation Amendment is not approved by the Parent’s stockholders at the Parent Special Meeting, the Purchaser shall have upon the consummation of the Closing, after giving effect to the transactions contemplated by this Agreement and the Closing Redemption and any Transaction Financing, net tangible assets of at least $5,000,001 on a consolidated basis (as calculated in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(g)  This Agreement and the transactions contemplated hereby and thereby, including the Share Exchange, shall have been authorized and approved by the Company and by the holders of Company Shares constituting the Requisite Company Vote (whether at a meeting of shareholders or by written consent in lieu thereof) in accordance with BVI Law and the Company’s Organizational Documents.

(h)  The Company shall have received copies of the Employment Agreements for the Key Employees, duly executed by the Purchaser and each of the Key Employees, in each case effective as of the Closing, in form and substance reasonably acceptable to Parent and the Company.

(i)  The Purchaser Parties and the Company Group, taken together, shall have at least Five Million U.S. Dollars ($5,000,000) in cash and cash equivalents as of the Closing, including funds remaining the Trust Account (after giving effect to the completion and payment of the Closing Redemption) and the proceeds of any Transaction Financing and the cash and cash equivalents of the Company Group as of the Closing, but prior to giving effect to the payment of unpaid transaction expenses or other Liabilities of the parties due at the Closing.

(j)  The Purchaser Ordinary Shares shall remain listed on Nasdaq and the additional listing application for the Exchange Consideration Shares shall have been approved by Nasdaq. As of the Closing Date, the Purchaser Parties shall not have received any written notice from Nasdaq that the Parent (or after the Redomestication Merger, the Purchaser) has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

10.2  Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Parent’s sole and absolute discretion, of all the following further conditions:

(a)  The Company and the Sellers shall have duly performed all of their respective obligations hereunder required to be performed by them on or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b)  All of the representations and warranties of the Company contained in Article V in this Agreement and of the Sellers contained in in Article IV of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect shall be true and correct (in each case, as modified by the Company Disclosure Schedules) at and as of the date of this Agreement (except with respect to a Joining Seller, which representations and warrants shall be made as of the date of the Joinder Agreement) and as of the Closing Date (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in each case, other than as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(c)  There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Company Material Adverse Effect which is continuing and uncured.

(d)  The Parent shall have received (i) a certificate signed by an authorized officer of the Company in such capacity certifying as to the satisfaction of the conditions set forth in clauses (a) through (c) of this Section 10.2 with respect to the Company, and (ii) a certificate signed by each Seller certifying as to the satisfaction of the conditions set forth in clauses (a) and (b) of this Section 10.2 with respect to such Seller.

(e)  The Parent shall have received (i) a copy of the Organizational Documents of the Company as in effect as of the Closing Date, (ii) copies of resolutions duly adopted by the board of directors of the Company authorizing this Agreement and the transactions contemplated hereby, (iii) copies of resolutions duly adopted by the board of directors of the Company approving, subject to the Closing, the registration of the transfers in respect of the Purchased Shares in favor of the Purchaser as referred to in Section 10.2(g) below and approving such other matters as the Parent and the Company may agree, (iv) evidence reasonably acceptable to the Parent that the Requisite Company Vote has been obtained, and (v) a recent certificate of good standing (or similar documents applicable for such jurisdiction) as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the jurisdiction in which the Company is incorporated, to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(f)  The Parent shall have received a copy of each of (i) the Lock-Up Agreements signed by the Significant Shareholders, (ii) the Amended Registration Rights Agreement signed by the Significant Shareholders and (iii) the Escrow Agreement signed by the Escrow Agent, and such Additional Agreements shall be in full force and effect.

(g)  The Parent have received from the Sellers copies of executed instruments of transfer in respect of the Purchased Shares in favor of the Purchaser and in form reasonably acceptable for transfer on the books of the Company.

(h)  The Company shall have addressed each of the matters described in Schedule 10.2(h) in accordance with the requirements described in Schedule 10.2(h).

10.3  Conditions to Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the Closing are subject to the satisfaction, or the waiver at the Company’s sole discretion, of all of the following further conditions:

(a)  The Purchaser Parties shall have duly performed all of their respective obligations hereunder required to be performed by them on or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b)  All of the representations and warranties of the Purchaser Parties contained in Article VI of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Purchaser Parties Material Adverse Effect, shall be true and correct (in each case, as modified by the Purchaser Parties Disclosure Schedules) at and as of the date of this Agreement and as of the Closing Date (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date) other than where the failure of such representations and warranties to be so true and correct taken in the aggregate would not be reasonably expected to have a Purchaser Parties Material Adverse Effect.

(c)  There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Purchaser Parties Material Adverse Effect which is continuing and uncured.

(d)  The Company shall have received a certificate signed by an authorized officer of each Purchaser Party in such capacity certifying as to the satisfaction of the conditions set forth in clauses (a) through (c) of this Section 10.3.

(e)  From the date hereof until the Closing, the Purchaser Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser Parties.

(f)  The Company shall have received (i) a copy of the Organizational Documents of the Parent as in effect as of the Redomestication Effective Time, (ii) copies of resolutions duly adopted by the board of directors of each of the Purchaser Parties, and the Parent as the sole shareholder of the Purchaser, authorizing this Agreement and the transactions contemplated hereby (including the issue of the Exchange Consideration Shares fully paid and non-assessable subject to receipt of the consideration therefor), (iii) evidence reasonably acceptable to the Company that the Required Parent Stockholder Approval has been obtained, and (iv) a recent certificate of good standing (or similar documents applicable for such jurisdiction) as of a date no later than thirty (30) days prior to the Closing Date regarding each Purchaser Party from the jurisdiction in which such Purchaser Party is incorporated, to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(g)  The Company shall have received a copy of each of (i) the Lock-Up Agreements signed by the Purchaser, (ii) the Amended Registration Rights Agreement signed by the Purchaser, the Sponsor and the other Holders under the Registration Rights Agreement, and (iii) the Escrow Agreement signed by the Purchaser and the Escrow Agent, and such Additional Agreements shall be in full force and effect.

(h)  The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 2.5(b).

10.4  Frustration of Closing Conditions. Notwithstanding anything contained herein to the contrary, no party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such party or its Affiliates (or with respect to the Company, any Seller) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XI
DISPUTE RESOLUTION

11.1  Submission to Jurisdiction.

(a)  Subject to Sections 3.6 and 11.3, the parties shall submit any dispute, claim, controversy or Action (in each case, whether in contract, tort, equity or otherwise) based upon, arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement), the negotiation, execution performance or any alleged breach thereof (“Related Claim”) to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom), or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (collectively, the “Specified Courts”)), and the parties hereby irrevocably agree that all Related Claims shall be heard and determined in such courts. Subject to Sections 3.6 and 11.3, the parties hereby (a) submit to the exclusive personal and subject matter jurisdiction of any Specified Court any Related Claims and (b) irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any Specified Court or any defense of inconvenient forum for the maintenance of such dispute. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)  The parties hereby consent to process being served by any other party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 12.1 (other than by email) along with a notification that service of process is being served in conformance with this Section 11.1(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(c)  This submission to jurisdiction Section shall survive the termination of this Agreement.

11.2  Waiver of Jury Trial; Exemplary Damages.

(a)  THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.2(a).

(b)  Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

11.3  Arbitration. Any and all disputes, controversies and claims (other than disputes subject to Section 3.6, applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.3) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 11.3. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Additional Agreements and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in State of Delaware. The language of the arbitration shall be English.

11.4  Specific Performance. Each party acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

Article XII
TERMINATION

12.1  Termination.

(a)  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by mutual written consent of the Parent and the Company.

(b)  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by written notice by either Parent or the Company to the other if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to a party if the failure by such party or its Affiliates to comply with any provision of this Agreement is the principal cause of the Legal Restraint or the failure of the Legal Restraint to be lifted.

(c)  In the event that any of the conditions to the Closing set forth in Article X have not been satisfied or waived on or prior to June 13, 2024 (the “Outside Closing Date”), the Parent or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement. Such right may be exercised by the Parent or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 12.1(c) shall not be available to a party if the breach or violation by such party or its Affiliates (or with respect to the Company, any Seller) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date.

(d)  The Parent may terminate this Agreement by giving notice to the Company prior to the Closing if the Company or any Seller shall have materially breached any of its representations, warranties, agreements or covenants contained herein to be performed on or prior to the Closing and such breach (A) would result in the failure to satisfy any condition set forth in Section 10.2(a) or Section 10.2(b) and (B) is incapable of being cured by the Outside Closing Date, or if capable of being cured by the Outside Closing Date, shall not be cured within thirty (30) days following receipt by the Company of a notice from the Parent describing in reasonable detail the nature of such breach; provided, that the Parent shall not have the right to terminate this Agreement pursuant to this Section 12.1(d) if at such time any Purchaser Party or its Affiliate is in uncured breach of this Agreement which would result in a failure to satisfy any condition set forth in Section 10.3(a) or Section 10.3(b) from being satisfied.

(e)  The Company may terminate this Agreement by giving notice to the Parent if any Purchaser Party shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing and such breach (A) would result in the failure to satisfy any condition set forth in Section 10.3(a) or Section 10.3(a) and (B) is incapable of being cured by the Outside Closing Date, or if capable of being cured by the Outside Closing Date, shall not be cured within thirty (30) days following receipt by Parent of a notice from the Company describing in reasonable detail the nature of such breach; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 12.1(e) if at such time the Company or any Seller is in uncured breach of this Agreement which would result in a failure to satisfy any condition set forth in Section 10.2(a) or Section 10.2(b) from being satisfied.

(f)  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by written notice by either Parent or the Company to the other if (i) the Required Parent Stockholder Approval is not obtained at a duly convened Parent Special Meeting (subject to any postponement, adjournment or recess thereof) or (ii) the Requisite Company Vote is not obtained by the time that the Parent Special Meeting is concluded (taking into account any postponement, adjournment or recess thereof).

(g)  The Company may terminate this Agreement by giving notice to the Parent if the Parent Common Stock has become delisted from Nasdaq and is not relisted on the Nasdaq or the New York Stock Exchange within sixty (60) days after such delisting.

(h)  Parent may terminate this Agreement by giving notice to the Company at any time after October 31, 2023 if, as of such time, any of the PCAOB Company Financials as required by Section 8.1(a) have not been delivered to the Purchaser Parties (for the avoidance of doubt, Parent’s termination right under this Section 12.1(h) may no longer be exercised by Parent after the Company has delivered to the Purchaser Parties the PCAOB Company Financials); termination pursuant to this Section 12.1(h) shall be effective as of the delivery of such notice.

12.2  Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 12.1, and pursuant to a written notice delivered by the applicable party to the other applicable parties, which sets forth the basis for such termination, including the provision of Section 12.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become null and void, and there shall be no Liability on the part of any party, any of their respective Representatives, and all rights and obligations of each party shall cease, except that: (i) the provisions of Section 9.6, Article XI, Article XIII and this Article XII shall survive any termination hereof and (ii) nothing herein shall relieve any party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in this Section 12.2 (subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.4), the parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 12.1.

Article XIII
MISCELLANEOUS

13.1  Notices. Any notice, consent, waiver or other communication hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (i) if by hand or reputable, internationally recognized overnight courier service, by 5:00 P.M. on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (ii) if by fax or email, on the date that transmission is sent electronically with affirmative confirmation of receipt; or (iii) three (3) Business Days after mailing by certified or registered mail, postage prepaid, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a)	if to the Company, to:

AgileAlgo Holdings Ltd.
5008 Ang Mo Kio Avenue 5, #04-09
Techplace II, Singapore 569874

Attn: Tony Tay; Francis Lee

Telephone No.: +65 96808483

Email: tony.tay@agilealgo.com.sg; francis.lee@agilealgo.com.sg with a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Barry I. Grossman, Esq.; Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
E-mail: bigrossman@egsllp.com; mgray@egsllp.com

(b)	if to a Purchaser Party prior to the Closing, to:

Inception Growth Acquisition Limited
875 Washington Street
New York, NY 10014
Attn: Cheuk Hang Chow, CEO
Telephone No.: (315) 636-6638
Email: cheukhangchow@inceptiongrowth1.com

with a copy to (which shall not constitute notice):

Lawrence Venick
Loeb & Loeb LLP
2206-19 Jardine House

1 Connaught Place
3 Central, Hong Kong

Email: lvenick@loeb.com

(c)	if to a Purchaser Party after the Closing, to:

Prodigy, Inc.
5008 Ang Mo Kio Avenue 5, #04-09
Techplace II, Singapore 569874
Attn: Tony Tay; Francis Lee
Telephone No.: +65 96808483
Email: tony.tay@agilealgo.com.sg; francis.lee@agilealgo.com.sg with a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Barry I. Grossman, Esq.; Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
E-mail: bigrossman@egsllp.com; mgray@egsllp.com

(d)	if to any Signing Seller, to the address of such Signing Seller as set forth underneath such Signing Seller’s signature on the signature page hereto with a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Barry I. Grossman, Esq.; Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
E-mail: bigrossman@egsllp.com; mgray@egsllp.com

(e)	if to any Joining Seller, to the address of such Joining Seller as set forth in the applicable Joinder Agreement with a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Barry I. Grossman, Esq.; Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
E-mail: bigrossman@egsllp.com; mgray@egsllp.com

13.2  Amendments; No Waivers; Remedies.

(a)  This Agreement cannot be amended, supplemented or modified, except by a writing signed by each of the Parent and the Company and cannot be amended, supplemented or modified orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given. After the Closing, any amendment or waiver by the Purchaser of this provisions of Section 3.6 of this Agreement (or the related enforcement thereof) shall also require the prior approval of a majority of Disinterested Independent Directors.

(b)  Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)  Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)  Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise based upon this Agreement, relating hereto or arising in connection herewith.

13.3  Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4  Publicity. Except as required by applicable Law, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the Company and the Parent, as applicable. If a party or its Representative is required to make such a disclosure as required by Law, the Purchaser Parties or the Company (as applicable) will be afforded a reasonable opportunity to review and comment on such press release or public announcement prior to its issuance. The foregoing shall not prohibit disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. In connection with the preparation of the press release announcing the execution of this Agreement, the Current Report(s) on Form 8-K to be filed by the Parent with the SEC announcing such press release and the execution of this Agreement, any press release or Current Reports on Form 8-K announcing the Closing, or any other report, statement, filing notice or application made by or on behalf of a party to any Authority or other third party in connection with the transactions contemplated hereby, each party shall, upon reasonable request by any other party, furnish the parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a party to any third party and/ or any Authority in connection with the transactions contemplated hereby.

13.5  Expenses.

(a)  Unless otherwise specified herein, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Closing is consummated, the Purchaser shall bear all expenses of the Company Group and the Purchaser Parties in connection with this Agreement and the transactions contemplated hereby. At the Closing, expenses shall be paid from the Trust Account pursuant to Section 7.7 (subject to Section 13.5(b) below) and from the proceeds of any Transaction Financing.

(b)  Notwithstanding anything to the contrary contained in this Agreement, the IPO Prospectus or the loan documents for any Sponsor Loans (as defined below), if the Closing occurs, any loans owed by the Parent to the Sponsor or officers or directors of the Parent (the “Lenders”) in accordance with the terms of the IPO Prospectus and the Parent’s Organizational Documents for expenses incurred by the Purchaser Parties and advanced by the Lenders in connection with the Extension, the transactions contemplated by this Agreement or otherwise incurred prior to the date hereof in furtherance of the Parent’s efforts to seek its initial Business Combination (including legal and accounting fees) (“Sponsor Loans”), will, to the extent that the Sponsor does not elect at its option at least one (1) Business Day prior to the Closing to convert at the Closing all or a portion of the aggregate amounts owed under such Sponsor Loans into additional Purchaser Private Warrants at One Dollar ($1.00) per warrant in accordance with the terms of the IPO Prospectus and the loan documents for such Sponsor Loans (up to a maximum principal amount of One Million U.S. Dollars ($1,000,000)), have a portion of such Sponsor Loans repaid by the Purchaser to the Lenders at the Closing based on an amount or formula to be reasonably agreed by Parent and the Company in good faith prior to the filing of the initial Registration Statement with the SEC, and any remaining portion of the obligations under the Sponsor Loans will remain outstanding at the Closing and be repaid by the Purchaser, without interest, within six (6) months after the Closing.

13.6  No Assignment or Delegation; Binding Effect. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the Parent and the Company (and after the Closing, a majority of Disinterested Directors). Any purported assignment or delegation that does not comply with the immediately preceding sentence shall be void ab initio, in addition to constituting a material breach of this Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.7  Governing Law. This Agreement and all Related Claims shall be construed and enforced in accordance with and governed by the laws (both substantive and procedural) of the State of Delaware, without giving effect to the conflict of laws principles thereof.

13.8  Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9  Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein (other than Existing NDAs, which shall continue in accordance with their terms). No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10  Severability. A determination by a court or other legal Authority that any provision that is not of the essence of this Agreement is invalid, illegal or unenforceable shall not affect the validity, legality or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal Authority to substitute) for any provision so held to be invalid, illegal or unenforceable a valid provision, as alike in substance to such provision as is valid, lawful and enforceable.

13.11  Construction. In this Agreement:

(a)  References to Sections and subsections, schedules, and exhibits not otherwise specified are cross-references to Sections and subsections, schedules, and exhibits of this Agreement.

(b)  The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)  Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d)  Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered Schedule means the same-numbered Section of the disclosure schedule.

(e)  If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day. The word “day” means calendar day unless Business Day is expressly specified.

(f)  The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(g)  All references in this agreement to “knowledge” means, with respect to (i) the Company, the actual knowledge of any of Tony Tay or Francis Lee, after reasonable inquiry of their direct reports and records in their possession, or (ii) any other party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such party after reasonable inquiry.

(h)  For the avoidance of doubt, all references in this Agreement to “ordinary course” or “ordinary course consistent with past practice”, shall take into account any material event or change in circumstances that occurs following the date of this Agreement.

(i)  References to the “date hereof” mean the date of this Agreement.

(j)  Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity.

(k)  Any accounting term used and not otherwise defined in this Agreement or any Additional Agreement has the meaning assigned to such term in accordance with U.S. GAAP.

(l)  Any reference in this Agreement or any Additional Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Additional Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

13.12  Third Party Beneficiaries. Except for the rights of the D&O Indemnified Persons set forth in Section 7.9, and the rights of the Disinterested Independent Directors under this Agreement, which the parties acknowledge and agree are express third party beneficiaries of this Agreement, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.13  Trust Account Waiver. Reference is made to the IPO Prospectus. The Company and the Sellers understand that the Parent has established the Trust Account for the benefit of the public stockholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement (including a portion of the interest earned on the amounts held in the Trust Account in accordance with the Investment Management Trust Agreement). For and in consideration of the Parent agreeing to enter into this Agreement, the Company and the Sellers each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account in connection with this Agreement, the Additional Agreements or the transactions contemplated hereby and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, his Agreement, the Additional Agreements or the transactions contemplated hereby. Notwithstanding anything herein to the contrary in this Section 13.13, but otherwise subject to the terms of this Agreement, (i) the Company, any Seller or any of their respective Affiliates may commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to a Purchaser Party or its Representative, which proceeding seeks, in whole or in part, monetary relief against a Purchaser Party or its Representative, against assets or funds held outside of the Trust Account (including any funds released from the Trust Account and assets that are acquired with such funds other than distributions to Parent’s public stockholders in an Extension Redemption or Closing Redemption or a liquidation of the Parent if it does not consummate its initial Business Combination prior to its deadline to do so), and (ii) nothing in this Section 13.13 shall limit or prohibit the Company, any Seller or any of their respective Affiliates from pursuing a claim against a Purchaser Party for specific performance or other equitable relief.

13.14  No Recourse. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, the parties acknowledge and agree that no recourse under this Agreement or under any Additional Agreements shall be had against any Person that is not a party to this Agreement or such Additional Agreement, as applicable, including any past, present or future director, officer, agent, employee or other representative of any past, present or future equity holder or of any Affiliate or successor or assignee thereof (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party in connection with or arising out of this Agreement or any Additional Agreement.

13.15  Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the parties or their respective Representatives with respect thereto. The covenants and agreements made by the parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

The Parent:

INCEPTION GROWTH ACQUISITION LIMITED

By:	/s/ Cheuk Hang Chow
Name: Cheuk Hang Chow
Title: Chief Executive Officer

The Purchaser:

IGTA MERGER SUB LIMITED

By:	/s/ Cheuk Hang Chow
Name: Cheuk Hang Chow
Title: Sole Director

The Company:

AGILEALGO HOLDINGS LTD.

By:	/s/ Tay Yee Paa Tony
Name: Tay Yee Paa Tony (Tony Tay)
Title: Director

{Signature Page to Business Combination Agreement}

The Signing Sellers:

/s/ Tay Yee Paa Tony
Tay Yee Paa Tony (Tony Tay)

Address for Notice:

[***]

/s/ Lee Wei Chiang
Lee Wei Chiang (Francis Lee)

Address for Notice:

[***]

{Signature Page to Business Combination Agreement}

ANNEX I
LIST OF SELLERS

Name	Number of Ordinary Shares Held	Current Pro Rata Share	Percentage of Total Outstanding
Signing Sellers
Tay Yee Paa Tony (Tony Tay)	1,443,436	50.000%	44.657%
Lee Wei Chiang (Francis Lee)	1,443,436	50.000%	44.657%
Total Held by Signing Sellers	2,886,872	100.000%	88.314%

Other Company Shareholders
Jonathan Ang Yun Hao	15,000		0.464%
Tay Yee Wee	16,161		0.500%
Zheng, Dingyao Victor	16,161		0.500%
Tan Chun Hao	24,242		0.750%
Seah Chin Siong	144,546		4.472%
Gooi Mooi Chiew	16,161		0.500%
Lim Chee Heong	16,161		0.500%
Loo Choo Leong	16,161		0.500%
Chen Yanfei	32,323		1.000%
Lim Soon Meng	48,484		1.500%
Total Held by Other Company Shareholders	345,400		10.686%

TOTAL ORDINARY SHARES	3,232,272		100.000%